Filed Pursuant to Rule 424(b)(3)

Registration No. 333-227420

PROSPECTUS

960,000 shares of common stock

This prospectus relates to the sale by the selling shareholders identified in this prospectus, or their assigns (each a “Selling Shareholder” and collectively the “Selling Shareholders”) of up to an aggregate of 960,000 shares of our common stock.

The Selling Shareholders may sell these shares using a number of different methods, and they will sell the shares at a fixed price of $2.50 per share, until our common stock is listed on a national securities exchange or is quoted on the OTC Bulletin Board, the OTCQX or the OTCQB, at which time the Selling Shareholders will sell their shares at a price based on the market price. We provide more information about how the Selling Shareholders may sell their shares of common stock in the section of this prospectus entitled “Plan of Distribution” beginning on page 17.

The Selling Shareholders received an aggregate of 2,400,000 shares (the “Series E Shares”) of our Series E Convertible Preferred Stock (“Series E Preferred”) and warrants to purchase 960,000 shares of our common stock (the “Warrants”). We are not selling any shares of common stock in this resale offering. We are registering shares that are issuable to the Selling Shareholders upon the conversion of the Series E Shares (the “Conversion Shares” or the “Registered Shares”). We, therefore, will not receive any proceeds from the sale of the Registered Shares by the Selling Shareholders. We are not registering herein the shares of common stock underlying the exercise of the Warrants. The Series E Shares and Warrants were issued to the Selling Shareholders in private transactions and the Registered Shares will also be issued to the Selling Shareholders in private transactions. Further details of the Selling Shareholders’ securities may be found in the section of this prospectus entitled “Private Placement of Securities” beginning on page 11.

We will bear all costs associated with the registration statement.

The offering price of the Registered Shares has been determined arbitrarily by us and the Selling Shareholders. The price does not bear any relationship to our assets, book value, earnings, or other established criteria for valuing a company. In determining the number of shares to be offered and the offering price, we took into consideration our capital structure and the amount of money we would need to implement our business plans. Accordingly, the offering price should not be considered an indication of the actual value of our securities.

Our common stock is currently quoted on the OTC Pink marketplace maintained by OTC Markets Group, Inc. under the symbol “ICNB.” The closing price of our common stock as reported on the OTC Pink Marketplace on January 25, 2019, was $1.00.

The Selling Shareholders may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), in connection with the resale of the Registered Shares.

This offering will terminate on the earlier of (i) the date when all the Registered Shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act, and (ii) the date that all of the securities may be sold pursuant to Rule 144 without volume or manner-of-sale restrictions, unless we terminate it earlier.

Investing in the common stock involves risks. Iconic Brands, Inc. is a development stage company with limited operations, limited income, and limited assets, and you should not invest unless you can afford to lose your entire investment. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. Our common stock is governed under The Securities Enforcement and Penny Stock Reform Act of 1990, and as a result you may be limited in your ability to sell our stock.

The date of this prospectus is February 1, 2019.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed on behalf of the Selling Shareholders with the Securities and Exchange Commission (the “Commission”) to permit the Selling Shareholders to sell the Registered Shares described in this prospectus in one or more transactions. The Selling Shareholders and the plan of distribution of the Registered Shares being offered by them are described in this prospectus under the headings “Selling Shareholders” and “Plan of Distribution.”

You should rely only on the information that is contained in this prospectus. We and the Selling Shareholders have not authorized anyone to provide you with information that is in addition to or different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

The shares of common stock offered by this prospectus are not being offered in any jurisdiction where the offer or sale of such common stock is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus regardless of the date of delivery of this prospectus or any sale of the common stock offered by this prospectus. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates. The rules of the Commission may require us to update this prospectus in the future.

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PROSPECTUS SUMMARY

ICONIC BRANDS, INC.

This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read the entire prospectus, including our financial statements and related notes and the information set forth under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before investing in our common stock. In this prospectus, the “Company,” “we,” “us,” and “our” refer to Iconic Brands, Inc.

Overview

We are a beverage company with expertise in developing, from inception to completion, alcoholic beverages for ourselves and third parties. We also market and place the products into national distribution through long standing industry relationships. We engage in “Celebrity Branding” of beverages, procuring superior and unique products from around the world and branding products with internationally recognized celebrities.

Our mission is to be the industry leader in brand development, marketing, and sales of the alcoholic beverages by capitalizing on our ability to procure products from around the world. Our relationships with internationally recognized celebrities will be leveraged to add value to a product and create brand awareness in unbranded niche categories.

We intend to seek, investigate and, if such investigation warrants, acquire an interest in one or more business opportunities presented to it by persons or firms who or which desire to seek the perceived advantages of a publicly held corporation.

Brands and Products

Bellissima Prosecco

Bellissima Spirits LLC, our subsidiary, entered into a License Agreement with Christie Brinkley, Inc. an entity owned by Christie Brinkley, to use Brinkley’s endorsement, signature, and other intellectual property owned by it. Bellissima by Christie Brinkley is a line of Organic Prosecco. The line includes a DOC Brut, Sparkling Rose and a Zero Sugar, Zero Carb option which are all natural and gluten free with all certified organic and vegan.

BiVi Vodka

BiVi LLC, our subsidiary, owns the brand “BiVi 100 percent Sicilian Vodka.” BiVi LLC’s mission is to promote and support the sales endeavors of the distribution network through targeted and national marketing endeavors and working with the celebrity partner, Mr. Chazz Palminteri.

BiVi Vodka is the creation of Master Distiller Giovanni La Fauci. BiVi Vodka is made from semolina wheat grown out of the rich volcanic soil and pure mountain spring water of Sicily.

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Corporate Information

Iconic Brands, Inc., formerly Paw Spa, Inc. (“Iconic Brands” or “Iconic”), was incorporated in the State of Nevada on October 21, 2005. Effective December 31, 2016, Iconic closed on a May 15, 2015 agreement to acquire a 51% interest in BiVi LLC, and closed on a December 13, 2016 agreement to acquire a 51% interest in Bellissima Spirits LLC. These transactions involved entities under common control of our Chief Executive Officer and represented a change in reporting entity.

BiVi LLC was organized in Nevada on May 4, 2015. Bellissima Spirits LLC was organized in Nevada on November 23, 2015.

On January 18, 2019, we conducted a reverse split of our common stock at a rate of one share for every two hundred fifty shares (1-for-250).

Our corporate headquarters are located in New York, NY. Our mailing address is 44 Seabro Avenue, Amityville, NY 11701, and our telephone number is (866) 219-8112. Our website is www.jpgnicbrandsusa.com. Information contained on our website is not incorporated into, and does not constitute any part of, this prospectus.

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The Offering

Securities Offered:

Up to 960,000 shares of common stock that are issuable to the Selling Shareholders (the “Registered Shares”). The Selling Shareholders may acquire the Registered Shares upon conversion of the Series E Shares.

Selling Shareholders:	See “Selling Shareholders” beginning on page 14.

Common Stock Outstanding
Before Offering:	5,599,765*
After the Offering:	6,559,765*

Terms of the Offering:

The Selling Shareholders will sell the shares at a fixed price of $2.50 per share, until our common stock is listed on a national securities exchange or is quoted on the OTC Bulletin Board, the OTCQX or the OTCQB, at which time the Selling Shareholders will sell their shares at a price based on the market price. The Selling Shareholders will determine when and how they sell the Registered Shares offered in this prospectus, as described in “Plan of Distribution” beginning on page 17.

Use of Proceeds:

The Selling Shareholders will receive all of the proceeds from the sale of the Registered Shares offered for sale under this prospectus. We will not receive any proceeds from the sale of Registered Shares by the Selling Shareholders in this offering. See “Use of Proceeds” on page 11.

Risk factors:	The Registered Shares offered hereby involve a high degree of risk. See “Risk Factors” beginning on page 5.

Trading Symbol:	ICNB

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* Based on 5,599,765 shares of common stock outstanding on January 18, 2019.

The Selling Shareholders may sell the Registered Shares from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. In any case, the Selling Shareholders will sell the shares at a fixed price of $2.50 per share, until our common stock is listed on a national securities exchange or is quoted on the OTC Bulletin Board, the OTCQX or the OTCQB, at which time the Selling Shareholders will sell the Registered Shares at a price based on the market price.

This offering will terminate on the earlier of (i) when all Registered Shares are sold, and (ii) the date that all of the securities may be sold pursuant to Rule 144 without volume or manner-of-sale restrictions, unless we terminate it earlier.

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RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should consider carefully the following information, together with the other information contained in this prospectus and the registration statement, before you decide to buy our common stock. If one or more of the following events actually occurs, our business will suffer, and as a result our financial condition or results of operations will be adversely affected. In this case, the market price, if any, of our common stock could decline, and you could lose all or part of your investment in our common stock.

Currently, our focus is on the production and distribution of our alcoholic beverages. We face risks in selling our current products and in developing new product candidates and eventually bringing them to market. We also face risks that our business model may become obsolete. The following risks are material risks that we face. If any of these risks occur, our business, our ability to achieve revenues, our operating results and our financial condition could be seriously harmed.

Risk Factors Related to the Business of the Company

We face inventory risk, and if it fails to predict accurately demand for products, we may face write-downs or other charges.

We are exposed to inventory risks that may adversely affect operating results as a result of new product launches, changes in product cycles and pricing, limited shelf-life of certain of our products, changes in consumer demand, and other factors. We endeavor to predict accurately, based on information from retailers and reasonable assumptions, the expected demand for our products in order to avoid excessive inventory. Demand for products, however, can change significantly between the time of production and the date of sale. It may be more difficult to make accurate predictions regarding new products.

We are exposed to disruptions in our supply chain that could have a substantial adverse impact on our ability to produce our wines and the cost of our raw materials.

We are exposed to production risks, especially in the case of Bellissima Prosecco and Sparking Wines due to weather conditions. The growing and harvest of the grapes we need to make our wines are directly affected by the weather. Adverse weather conditions would decrease the availability of grapes, increase the cost of grapes, and have a negative impact on our profitability.

We produce our wines at two production facilities: one in Sicily, Italy (BiVi) and another in Treviso, Italy (Bellissima). A disruption from fire or other catastrophic event at one of these facilities would halt production and have a material adverse effect on our financial condition.

We have a history of losses, and may not achieve or maintain profitability in the future.

We have had a limited number of quarters or years of profitability and historically raised additional capital to meet its growth needs. Our losses from operations and our inability to raise sufficient working capital have resulted in negative equity and working capital positions as shown on our Balance Sheets at December 31, 2017 and September 30, 2018.

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We expect to make significant investments in order to develop and expand our business, which, we believe, will result in additional sales, marketing and general and administrative expenses that will require increased sales to recover these additional costs. Once we become a fully reporting company, we expect to continue to incur legal, accounting, and other administrative expenses that are material. Our revenue has been subject to volatility in recent periods and this volatility may cause us to not cover our costs and successfully compete in the highly competitive alcohol market.

We face significant competition which could adversely affect profitability.

The wine industry is intensely competitive. Our wines compete in several super-premium and ultra-premium wine market segments with many other super-premium and ultra-premium domestic and foreign wines, with imported wines coming from the Burgundy and Bordeaux regions of France, as well as Italy, Chile, Argentina, South Africa and Australia. Our wines also compete with other alcoholic and, to a lesser degree, non-alcoholic beverages, for shelf space in retail stores and for marketing focus by independent distributors, many of which carry extensive brand portfolios. As a result of this intense competition there has been and may continue to be upward pressure on selling and promotional expenses. In addition, the wine industry has experienced significant consolidation. Many competitors have greater financial, technical, marketing and public relations resources. Our sales may be harmed to the extent we are not able to compete successfully against such wine or alternative beverage producers’ costs. There can be no assurance that in the future we will be able to successfully compete with current competitors or that we will not face greater competition from other wineries, beverage manufacturers and distributors.

Because a significant amount of our business is made through retail outlets any change in relationships with the retail partners could harm the business.

Our agreements with direct retail partners are informal and therefore subject to change. If one or more of the direct retail partners chose to purchase fewer products, or we are forced to reduce the prices, our sales and profits would be reduced and the business would be harmed.

We will need additional funding in the future, and if we are unable to raise capital when needed, we may be forced to delay, reduce or eliminate our product candidate development programs, commercial efforts, or sales efforts.

Producing and marketing our developed products is costly. We will need to raise substantial additional capital in the future in order to execute our business plan and help us and our collaboration partners fund the development and commercialization of our product candidates.

We may intend to finance future cash needs through public or private equity offerings and may also use debt financings or strategic collaboration and licensing arrangements. To the extent that we raise additional funds by issuing equity securities, our shareholders may experience additional dilution, and debt financing, if available, may involve restrictive covenants and may result in high interest expense. If we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our product candidates, processes and technologies or our development projects or to grant licenses on terms that are not favorable to us. We cannot be certain that additional funding will be available on acceptable terms, or at all. If adequate funds are not available from the foregoing sources, we may consider additional strategic financing options, including sales of assets, or we may be required to delay, reduce the scope of, or eliminate one or more of our research or development programs or curtail some of our commercialization efforts of our operations. We may seek to access the public or private equity markets whenever conditions are favorable, even if we do not have an immediate need for additional capital.

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We may engage in strategic transactions that fail to enhance shareholder value.

From time to time, we may consider possible strategic transactions, including the potential acquisitions or licensing of products or technologies or acquisition of companies, and other alternatives with the goal of maximizing shareholder value. We may never complete a strategic transaction, and in the event that we do complete a strategic transaction, implementation of such transactions may impair shareholder value or otherwise adversely affect our business. Any such transaction may require us to incur non-recurring or other charges and may pose significant integration challenges and/or management and business disruptions, any of which could harm our results of operation and business prospects.

We are dependent on the services of key personnel and failure to attract qualified management could limit our growth and negatively impact our results of operations.

We are highly dependent on our Chief Executive Officer. We will continue to depend on his industry experience. At this time, we do not know of the availability of such experienced management personnel or how much it may cost to attract and retain such personnel. The loss of the services of any member of senior management or the inability to hire experienced operations management personnel could have a material adverse effect on our financial condition and results of operations.

We distribute our products through an entity wholly-owned and controlled by our Chief Executive Officer and if he were to leave, this relationship may end.

We have entered into a Distribution Agreement with United Spirits, Inc. (“United Spirits”) for United Spirits to distribute and wholesale our products and to act as the licensed importer and wholesaler. The Distribution Agreement provides United Spirits the exclusive right through 2025 to sell our products for an agreed distribution fee equal to $1.00 per case of product sold. United Spirits is owned and managed by Richard DeCicco, our controlling shareholder, President, CEO, and Director.

United Spirits is a variable interest entity of the Company. Because we are the primary beneficiary of United Spirits, United Spirits’ assets, liabilities and operations have been consolidated in our financial statements. See Note 5 to the Consolidated Financial Statements for the three months ended September 30, 2018 and 2017. However, we do not own United Spirits and Mr. DeCicco has sole ownership and authority with respect to the operations of United Spirits. These decisions may impact the Company in a way that may not be favorable to all of our shareholders. Potential acquirers of the Company will not include United Spirits when determining the value of the Company and this may have an adverse impact on the value of consideration that shareholders may receive if the Company is acquired.

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The Selling Shareholders may elect to enforce certain provisions of the Registration Rights Agreement that would require us to pay certain liquidated damages and affect our profitability.

We have entered into a Registration Rights Agreement with the Selling Shareholders described in further detail under “Registration Rights Agreement” on page 13. If we cannot meet certain obligations under this agreement, the Selling Shareholders have the right to collect partial liquidated damages equal to 1.0% multiplied by the total amount they have invested. These partial liquidated damages are payable at the time of breach and each month thereafter that the breach is not cured (up to a maximum of 6.0% of the total amount invested). Interest will accrue at a rate of 18% per annum on any amount due under this provision that is not paid within seven days after the date payable.

The Registration Rights Agreement required us to file an initial registration statement by June 8, 2018, but we filed the initial registration statement on September 19, 2018. While we have a verbal agreement with the Selling Shareholders to extend the filing deadline in the Registration Rights Agreement, the Selling Shareholders may seek to enforce their rights to partial liquidated damages. If this were to occur, we would be forced to pay back part of the investment they received, plus interest. This payment would reduce the cash available for us to conduct our operations, causing us to slow our growth or seek additional financing that may not be advantageous to our business.

Risks Related To Our Common stock

The market price of our common stock may be volatile and may be affected by market conditions beyond our control.

The market price of our common stock is subject to significant fluctuations in response to, among other factors:

•	variations in our operating results and market conditions specific to companies in our industry;
•	changes in financial estimates or recommendations by securities analysts;
•	announcements of innovations or new products or services by us or our competitors;
•	the emergence of new competitors;
•	operating and market price performance of other companies that investors deem comparable;
•	changes in our board or management;
•	sales or purchases of our common stock by insiders;
•	commencement of, or involvement in, litigation;
•	changes in governmental regulations; and
•	general economic conditions and slow or negative growth of related markets.

In addition, if the market for stocks in our industry or the stock market in general, experiences a loss of investor confidence, the market price of our common stock could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause the price of our common stock to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to the board of directors and management.

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If we are unable to pay the costs associated with being a public, reporting company, we may be forced to discontinue operations.

We expect to have significant costs associated with being a public, reporting company, which may raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern will depend on positive cash flow, if any, from future operations and on our ability to raise additional funds through equity or debt financing. If we are unable to achieve the necessary product sales or raise or obtain needed funding to cover the costs of operating as a public, reporting company, we may be forced to discontinue operations.

Our common stock is listed for quotation on the OTC Pink tier of the marketplace maintained by OTC Markets Group, Inc., which may make it more difficult for investors to resell their shares due to suitability requirements.

Our common stock is currently quoted on the OTC Pink tier of the marketplace maintained by OTC Markets Group, Inc. Broker-dealers often decline to trade in over-the-counter stocks given the market for such securities are often limited, the stocks are more volatile, and the risk to investors is greater. These factors may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of their shares. This could cause our stock price to decline.

We may be unable to become eligible for quotation of our common stock on the OTCQB tier or a prominent national securities exchange and this will have a negative impact on our market price. The OTC Pink marketplace also does not provide as much liquidity as the OTCQB or national exchanges. Many broker-dealers will not trade or recommend OTC Pink stocks for their clients. Because the OTCQB and national exchanges generally increase transparency by maintaining higher reporting standards and requirements and imposing management certification and compliance requirements, broker-dealers are more likely to trade stocks on national exchanges and the OTCQB marketplace.

Our principal shareholder has the ability to exert significant control in matters requiring shareholder approval and could delay, deter, or prevent a change in control of our company.

Richard DeCicco, our Chief Executive Officer and Director, owns one (1) share of our Series A Preferred Stock (the only shares of our Series A Preferred Stock that is authorized, issued and outstanding). This share of Series A Preferred Stock gives Mr. DeCicco two (2) votes for every one (1) vote of our outstanding voting securities. As a result, he has a majority of the outstanding votes of common shareholders and the ability to influence matters affecting our shareholders, including the election of our directors, the acquisition or disposition of our assets, and the future issuance of our shares. Because he controls this share, investors may find it difficult to replace our management if they disagree with the way our business is being operated. Because the influence by Mr. DeCicco could result in management making decisions that are in his best interest and not in the best interest of other shareholders, you may lose some or all of the value of your investment in our common stock. Investors who purchase our common stock should be willing to entrust all aspects of operational control to Mr. DeCicco and our current management team.

We do not intend to pay dividends in the foreseeable future.

We do not intend to pay any dividends in the foreseeable future. We do not plan on making any cash distributions in the manner of a dividend or otherwise. Our Board presently intends to follow a policy of retaining earnings, if any.

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We have the right to issue additional common stock and preferred stock without consent of shareholders. This would have the effect of diluting investors’ ownership and could decrease the value of their investment.

We are authorized to issue up to 200,000,000 shares of common stock, of which there were 5,599,765 shares issued and outstanding as of January 18, 2019. We currently have 2,495,198 warrants and 6,027,994 Series E Shares issued and outstanding.

In addition, our certificate of incorporation authorizes the issuance of up to 100,000,000 shares of preferred stock, the rights, preferences, designations and limitations of which may be set by the Board of Directors. We have designated and authorized, one (1) share of Series A Preferred Stock, 1,000,000 shares of Series B Convertible Preferred Stock, 1,000 shares of Series C Preferred Stock, and 10 shares of Series D Convertible Preferred Stock. As of January 18, 2019, there were issued and outstanding (i) one (1) share of our Series A Convertible Preferred Stock, (ii) no shares of our Series B Convertible Preferred Stock, (iii) 1,000 shares of our Series C Preferred Stock, (iv) 10 shares of our Series D Convertible Preferred Stock, and 6,027,994 shares of our Series E Convertible Preferred Stock.

The shares of authorized but undesignated preferred stock may be issued upon filing of an amended certificate of incorporation and the payment of required fees; no further shareholder action is required. If issued, the rights, preferences, designations and limitations of such preferred stock would be set by our Board and could operate to the disadvantage of the outstanding common stock. Such terms could include, among others, preferences as to dividends and distributions on liquidation. We have designated five series of preferred stock, four of which have shares issued and outstanding. A description of the terms, rights and preferences of these series of preferred stock are described under “Description of Securities” beginning on page 18.

Our officers and directors can sell some of their stock, which may have a negative effect on our stock price and ability to raise additional capital, and may make it difficult for investors to sell their stock at any price.

Our officers and directors, as a group, are the owners of 246,594 shares of our common stock, representing approximately 4.3% of our total issued shares, with shares of Series D Preferred Stock that they may convert to acquire another 5,953,224 shares of our common stock, representing approximately 51.0% of our total issued and outstanding shares of common stock after conversion. Each individual officer and director may be able to sell up to 1% of our outstanding common stock (currently approximately 57,197 shares) every ninety (90) days in the open market pursuant to Rule 144, which may have a negative effect on our stock price and may prevent us from obtaining additional capital. In addition, if our officers and directors are selling their stock into the open market, it may make it difficult or impossible for investors to sell their stock at any price. However, our officers and directors have entered into Lock-Up Agreements and have agreed to refrain from selling any shares of our common stock for 90 days after the effective date of the registration statement

Our common stock is governed under The Securities Enforcement and Penny Stock Reform Act of 1990.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years; (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years; or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

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SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus, including the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation, and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are only predictions and involve known and unknown risks and uncertainties, including the risks outlined under “Risk Factors” and elsewhere in this prospectus.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievement. We are not under any duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results, unless required by law.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Shareholders. We will not receive any proceeds from the sale of shares of common stock by the Selling Shareholders in this offering.

The proceeds we have received pursuant to the issuance of the Series E Shares and Warrants, and the proceeds that we may receive from the exercise of Warrants, will be used for working capital and general corporate purposes. This anticipated use of net proceeds represents our intentions based upon our current plans and business conditions. If any of these factors change, we may reallocate some of the net proceeds. The portion of any net proceeds not immediately required will be invested in certificates of deposit or similar short-term interest bearing instruments.

We will pay for expenses of this offering, except that the Selling Shareholders will pay any broker discounts or commissions or equivalent expenses applicable to the sale of their shares.

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PRIVATE PLACEMENT OF SECURITIES

Securities Purchase Agreement

On October 27, 2017, we entered into a Securities Purchase Agreement (as amended, the “Purchase Agreement”) with the Selling Shareholders pursuant to which we sold a total of 480,000 shares of our common stock (the “Common Shares”) and 480,000 Warrants for a total of $300,000 cash.

On May 21, 2018, we entered into a Share Exchange Agreement (the “Exchange Agreement”) with the Selling Shareholders and Amendment No. 1 to the Purchase Agreement. Pursuant to the Exchange Agreement, the Selling Shareholders exchanged the Common Shares for 1,200,000 Series E Shares. Each Series E Share is convertible into 0.4 shares of our common stock. In addition, we entered into an amendment to the Purchase Agreement. Under the amended Purchase Agreement, the Selling Shareholders bought an additional 1,200,000 Series E Shares and an additional 480,000 Warrants for an aggregate of $300,000 in cash.

The Registered Shares being offered in this Offering are only the shares of common stock issuable upon conversion of the Series E Shares that were issued pursuant to the Exchange Agreement, and (ii) the shares of common stock issuable upon conversion of the Series E Shares that were issued shortly after effectiveness of the registration statement, pursuant to the Purchase Agreement.

The Warrants are immediately exercisable and have a term of five (5) years. The Selling Shareholders may exercise the Warrants at their option at any time into shares of our common stock. The exercise price for the Warrants issued in October 2017 was $2.50 and the exercise price for the Warrants issued in May 2018 was $12.50. However, on October 27, 2018 (for the Warrants issued in 2017) and November 1, 2018 (for the Warrants issued in May 2018), the exercise price of the Warrants was permanently reduced to the lower of (i) the exercise price, as adjusted per the terms of the Warrants, and (ii) 50% of the average of the four lowest closing bid prices for our common stock on the primary trading market during the forty (40) trading days immediately prior to such date. The average of the four lowest closing bid prices of our common stock on the Pink Sheets during the forty (40) trading days prior to October 27, 2018 (same average for November 1, 2018) was $0.6375, and 50% of which is $0.3188. Therefore, the exercise price of the Warrants is $0.3188.

If we sell any of our common stock or equivalent at an effective price per shares less than the exercise price of the Warrants, then the exercise price of the Warrants will be reduced to the price of the shares sold, and additional warrant shares will be issuable so that the aggregate exercise price does not change. The Warrants also have the right to pro rata distributions of any dividend, stock, stock rights or other distribution to holders of our common stock.

Cashless exercise of the Warrants is available because after the six-month anniversary of the closing date of the Purchase Agreement, there was no registration statement registering the resale of the shares issuable upon exercise of the Warrants.

The Warrants and Series E Preferred also require that we reserve and keep available out of our authorized and unissued common stock a sufficient number of shares to provide for issuance of the shares issuable upon exercise of the Warrants and conversion of the Series E Preferred, requiring an initial reserve of 1,920,000 authorized shares.

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Pursuant to the terms of the Series E Preferred and Warrants, we cannot sell or issue shares to a Selling Shareholder if such shares would cause the Selling Shareholder to beneficially own, as determined in accordance with Section 13(d) of the Exchange Act, more than 4.99% of our common stock. However, in the case of both the Warrants and the Series E Preferred, the Selling Shareholder can raise this limit to 9.99% but not until 61 days after giving us notice. We have not received such a notice. As a result, as of the date of this prospectus, a Selling Shareholder cannot own more than approximately 285,416 shares after giving effect to any issuance to the Selling Shareholder. If our total number of outstanding shares of common stock increases, or if the Selling Shareholder subsequently disposes of shares acquired from us in the open market, then we would be able to sell more shares to the Selling Shareholder before reaching the 4.99% threshold.

Because of this limitation on the Selling Shareholders’ ownership of our stock, the Selling Shareholders may not be able to convert all of their Series E Shares or exercise all of their Warrants.

Registration Rights Agreement

On October 27, 2017, we also entered into a Registration Rights Agreement with the Selling Shareholders in connection with the Purchase Agreement. In the Registration Rights Agreement, we agreed to prepare and file a registration statement with the Commission covering the resale of all of the Registered Shares and the shares issuable upon exercise of Warrants. On May 21, 2018, we entered into Amendment No. 1 to the Registration Rights Agreement with the Selling Shareholders. Per the Registration Rights Agreement, as amended, we agreed to (i) file an initial registration statement by June 8, 2018 (a date which has been extended by verbal agreement among the parties), (ii) have it declared effective no later than 150 days after its filing, and (iii) keep it continuously effective until the securities are sold or may be sold under Rule 144 of the Securities Act without volume or manner-of-sale restrictions. If we cannot meet these obligations, the Selling Shareholders have the right to collect partial liquidated damages equal to 1.0% multiplied by the total amount they have invested. These partial liquidated damages are payable at the time of breach and each month thereafter that the breach is not cured (up to a maximum of 6.0% of the total amount invested). Interest will accrue at a rate of 18% per annum on any amount due under this provision that is not paid within seven days after the date payable. These partial liquidated damages apply in addition to any other remedies the Selling Shareholders may have.

If all of the securities cannot be registered on one registration statement, we agreed to file subsequent registration statements to register the remaining securities as promptly as allowed. We are only able to register the Registered Shares at this time. Shares issuable upon exercise of the Warrants will need to be registered separately or sold pursuant to an exemption from registration.

The issuance of the Warrants, the shares issuable upon exercise of the Warrants, the Series E Shares, and the Registered Shares to the Selling Shareholders under the Purchase Agreement is exempt from registration under the Securities Act, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

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DILUTION

The issuance of our common stock to the Selling Shareholders upon conversion of the Series E Shares and exercise of the Warrants will have a dilutive impact on our shareholders. As a result, our net income per share, if any, would decrease in future periods and the market price of our common stock could decline.

Our net tangible book value as of September 30, 2018 was approximately ($2,325,474), or ($0.40) per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of September 30, 2018.

After giving effect to the issuance and conversion of the Series E Shares and the issuance and exercise of the Warrants, assuming receipt of exercise price payments on the Warrants of $2,400,000, and assuming the sale of all 960,000 shares of common stock by the Selling Shareholders at the sale price of $2.50, our pro forma as adjusted net tangible book value as of September 30, 2018 would have been approximately $713,865, or $0.15 per share of Common Stock. This represents an immediate increase in pro forma as adjusted net tangible book value of $0.55 per share to our existing shareholders and an immediate dilution of $1.95 per share to our new shareholders.

SELLING SHAREHOLDERS

The common stock being offered by the Selling Shareholders are those shares of common stock issuable upon conversion of their Series E Shares. For additional information regarding the Series E Shares, see “Private Placement of Securities” on page 11 above. We are registering the shares of common stock in order to permit the Selling Shareholders to offer the shares for resale from time to time. Except for the ownership of the shares of common stock, Series E Shares and Warrants, the Selling Shareholders have not had any material relationship with us within the past three years.

The table below lists the Selling Shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Shareholders. The second column lists the number of shares of common stock beneficially owned by each Selling Shareholder, based on its ownership as of January 18, 2019, assuming conversion of the Series E Shares and exercise of the Warrants held by the Selling Shareholders on that date, subject to limitations on exercises as set forth in our Series E Preferred and the Warrants.

The third column lists the shares of common stock being offered in this prospectus by the Selling Shareholders.

In accordance with the terms of a registration rights agreement with the Selling Shareholders, this prospectus generally covers the resale of shares of common stock issuable upon conversion of the Series E Shares held by the Selling Shareholders, subject to adjustment as provided in the registration rights agreement. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the Series E Shares and Warrants, a Selling Shareholder may not convert the Series E Shares or exercise the Warrants to the extent such conversion or exercise would cause such Selling Shareholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding common stock. The Selling Shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution” beginning on page 17.

As of January 18, 2019, there were approximately 5,473,172 shares of our common stock held by or currently issuable to non-affiliates, representing approximately 95.7% of the outstanding common stock. The 960,000 shares we are registering for resale by the Selling Shareholders represents approximately 16.8% of the outstanding common stock held by non-affiliates (and approximately 14.4% of the outstanding common stock held by non-affiliates after the issuance thereof).

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All information with respect to common stock ownership of the Selling Shareholders has been furnished by or on behalf of the Selling Shareholders and is as of January 18, 2019. Because the Selling Shareholders may sell some or all of the shares included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the Selling Shareholders in the future. In addition, the Selling Shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the common stock it holds in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth on the table below. We have, therefore, assumed for the purposes of the following table, that the Selling Shareholders will sell all of the shares owned beneficially by it listed in the table below that are covered by this prospectus. Shares in the table below refer to shares of our outstanding common stock.

Selling Shareholder	Shares of Common Stock Beneficially Owned Prior to the Offering		Maximum Number of Shares of Common Stock Being Offered Hereby (4)	Shares of Common Stock Beneficially Owned After Completion of the Offering (5)	Percent of Outstanding Common Stock Beneficially Owned After Completion of the Offering
The Special Equities Group, LLC (1)	285,416	(3)	320,000	0	0%
Iroquois Master Fund Ltd. (2)	285,416	(6)	240,000	68,928	1.0%
Iroquois Capital Investment Group, LLC (2)	209,040	(8)	80,000	49,040	0.7%
Gregory M. Castaldo (7)	285,416	(3)	320,000	0	0%

(1)	Based on information provided to us, Jonathan Schechter and Joseph Reda are the individuals who share dispositive and voting power of the shares. Mr. Schechter and Mr. Reda disclaim any beneficial ownership of these shares. The address of The Special Equities Group is 106 Woods Drive, Roslyn, NY 11576.

(2)	Based on information provided to us, Richard Abbe is the individual who holds dispositive and voting power of the shares. Mr. Abbe disclaims any beneficial ownership of these shares. The address of Iroquois Master Fund Ltd. and Iroquois Capital Investment Group, LLC is c/o Iroquois Capital Management, 205 E. 42nd Street, 20th Floor, New York, NY 10017.

(3)	Amount shown consists solely of shares of common stock issuable upon conversion of the Series E Shares and exercise of the Warrants. The Selling Shareholder may receive up to 870,000 shares of common stock upon conversion of its Series E Shares and exercise of the Warrants (subject to certain adjustments under the terms of each). However, a Selling Shareholder may not convert the Series E Shares or exercise the Warrants, if the conversion or exercise would cause the Selling Shareholder to own more than 4.99% of our outstanding common stock after the conversion or exercise. The number of shares listed here is the maximum number of shares the Selling Shareholder could acquire through exercise of its warrants or conversion of its Series E Shares. See “Private Placement of Securities” on page 11 for more details on the Series E Shares and Warrants.

(4)	Represents the maximum number of shares each Selling Shareholder may sell pursuant to the registration statement and represents shares of common stock that may be issuable pursuant to the Series E Shares and Warrants. See “Private Placement of Securities” on page 11 for more details.

(5)	Assumes that all Series E Shares were converted, all Warrants were exercised, and all underlying Registered Shares were sold in the offering. However, a Selling Shareholder may not convert the Series E Shares or exercise the Warrants, if the conversion or exercise would cause the Selling Shareholder to own more than 4.99% of our outstanding common stock after the conversion or exercise. See “Private Placement of Securities” on page 11 for more details on the Series E Shares and Warrants.

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(6)	Amount shown consists solely of shares of common stock issuable upon conversion of the Series E Shares and exercise of the Warrants. The Selling Shareholder may receive up to 480,000 shares of common stock upon conversion of its Series E Shares and exercise of the Warrants (subject to certain adjustments under the terms of each). However, a Selling Shareholder may not convert the Series E Shares or exercise the Warrants, if the conversion or exercise would cause the Selling Shareholder to own more than 4.99% of our outstanding common stock after the conversion or exercise. The number of shares listed here is the maximum number of shares the Selling Shareholder could own at any one time. See “Private Placement of Securities” on page 11 for more details on the Series E Shares and Warrants.

(7)	Mr. Castaldo’s address is 3776 Steven James Drive, Garnet Valley, PA 19060.

(8)	Amount shown consists of 49,040 shares of common stock and 160,000 shares of common stock issuable upon conversion of the Series E Shares and exercise of the Warrants (subject to certain adjustments under the terms of each). However, a Selling Shareholder may not convert the Series E Shares or exercise the Warrants, if the conversion or exercise would cause the Selling Shareholder to own more than 4.99% of our outstanding common stock after the conversion or exercise. The number of shares listed here is the maximum number of shares the Selling Shareholder could own at any one time. See “Private Placement of Securities” on page 11 for more details on the Series E Shares and Warrants.

Beneficial ownership for the purposes of the table above is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Except as disclosed in the table above, we believe that the Selling Shareholders and their affiliates identified herein possess sole voting and investment power over all shares of common stock shown as beneficially owned by such Selling Shareholders and affiliates.

Resales

The Selling Shareholders and intermediaries through whom shares are sold may be deemed “underwriters” within the meaning of the Securities Act with respect to the shares offered by this prospectus, and any profits realized or commissions received may be deemed underwriting compensation.

If required, we will add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its shares from a Selling Shareholder named in this prospectus after the effective date of this prospectus.

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PLAN OF DISTRIBUTION

The Selling Shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the Registered Shares on the principal trading market on which our common stock trades or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales will be at a fixed price of $2.50 per share, until our common stock is listed on a national securities exchange or is quoted on the OTC Bulletin Board, the OTCQX or the OTCQB, at which time the Selling Shareholders may sell the Registered Shares at a fixed price, a price based on the market price or at a negotiated price. The Selling Shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker‑dealer solicits purchasers;
•	block trades in which the broker‑dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker‑dealer as principal and resale by the broker‑dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	in transactions through broker‑dealers that agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker‑dealers engaged by the Selling Shareholders may arrange for other brokers‑dealers to participate in sales. Broker‑dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker‑dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

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In connection with the sale of the securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Registered Shares, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the Registered Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Registered Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Registered Shares.

We are required to pay certain fees and expenses incurred for registration of the Registered Shares. We have agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (A) the date on which the all of the Registered Shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act, and (B) the date that all of the Registered Shares may be sold pursuant to rule 144 without volume or manner-of-sale restrictions. The Registered Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock. As of January 18, 2019, there were issued and outstanding (i) 5,719,765 shares of our common stock, (ii) one (1) share of our Series A Convertible Preferred Stock, (iii) no shares of our Series B Convertible Preferred Stock, (iv) 1,000 shares of our Series C Preferred Stock, (v) 10 shares of our Series D Convertible Preferred Stock, and (vi) 6,027,994 shares of our Series E Convertible Preferred Stock.

Common Stock. Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when and if declared by our Board of Directors from funds legally available therefore. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common shareholders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

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Preferred Stock. We are authorized to issue 100,000,000 shares of preferred stock, par value $0.001 per share, of which we have designated and authorized, one (1) share of Series A Preferred Stock, 1,000,000 shares of Series B Convertible Preferred Stock, 1,000 shares of Series C Preferred Stock, 10 shares of Series D Convertible Preferred Stock, and 10,000,000 shares of Series E Convertible Preferred Stock.

Below are brief descriptions of each series of preferred stock. These descriptions are qualified in their entirety by the Certificates of Designation that set forth the terms of each series and are included as exhibits to the registration statement that includes this prospectus.

Series A Preferred Stock

The Series A Preferred Stock has a stated value amount of One Dollar ($1) per share. The holder of the Series A Preferred Stock is not entitled to dividends of any kind. The Series A Preferred Stock is not convertible and does not have any rights with in the event of any liquidation, dissolution or winding up of the Company. The holder of our Series A Preferred Stock votes together with the holders of our common stock and has two (2) votes for every share of common stock deemed outstanding and entitled to a vote on all matters submitted to the shareholders. Therefore, the holder of our Series A Preferred Stock will have at least two-thirds of all votes on any matter to be voted upon by the shareholders.

Series B Convertible Preferred Stock

The Series B Convertible Preferred Stock (“Series B Preferred Stock”) ranks senior to any other class or series of our stock as to distribution of assets upon liquidation, dissolution or winding up of the Company. Upon liquidation, and prior to any distribution to holders of other classes of stock, the holders of the Series B Preferred Stock will receive an amount equal to the sum of $1,000 per share of Series B Preferred Stock and an amount equal to all unpaid dividends on the Series B Preferred Stock, if any.

Holders of Series B Preferred Stock may at their option convert all or any portion of their shares of Series B Preferred Stock into common stock at any time or from time to time. The conversion price is Five Hundred Dollars ($500) per share, provided, however, if the market price shall be less than Five Hundred Dollars ($500) per share at any one or more conversion date then the Series B conversion price shall be equal to 100% of the VWAP per share of common stock, as traded on any national securities exchange, for the twenty (20) trading days immediately prior to the conversion date, or such other dollar amount (or fraction thereof) into which such Series B Preferred Stock conversion price may be adjusted.

Holders of the Series B Preferred Stock shall vote together as a separate class on all matters which impact the rights, value or conversion terms, or ranking of the Series B Preferred Stock, as provided herein. Except as set forth above, the Series B Preferred Stock shall not vote on any matter submitted to the stockholders of the Company and holder(s) of the Series B Preferred Stock shall have no other voting rights.

In addition, the holders of the Series B Preferred Stock are entitled to piggy-back registration rights.

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Series C Preferred Stock

The holders of Series C Convertible Preferred Stock have preferential rights in comparison to holders of our common stock. Upon any Sale, as defined in the Certificate of Designation, the holders of the Series C Preferred Stock, in the aggregate, shall be entitled to receive out of the proceeds of such Sale (in whatever form, be it cash, securities, or other assets), a distribution from the Company equal to 76.93% of all such proceeds received by the Company prior to any distribution of such proceeds to all other classes of equity securities, including any series of preferred stock designated subsequent to this Series C Preferred Stock.

In the Certificate of Designation for the Series C Preferred Stock, a “Sale” means a sale of the majority of the assets held by, or majority of the membership interests (equity) of BiVi LLC. Other than with respect to a Sale, the Series C Preferred Stock will, with respect to rights on liquidation, dissolution and winding-up of the Company, rank on parity with the Common Stock.

Series D Convertible Preferred Stock

On December 13, 2016, our Board of Directors approved the creation of a new class of preferred stock in order to facilitate Closing of the Securities Purchase Agreement with Bellissima Spirits LLC and Bellissima Spirits LLC’s members under which the Company acquired a 51% Majority Interest in Bellissima Spirits LLC in exchange for the issuance of a total of ten (10) shares of newly designated Iconic Series D Convertible Preferred Stock. Each share of Iconic Series D Convertible Preferred Stock is convertible into the equivalent of 5.1% of Iconic common stock issued and outstanding at the time of conversion.

Series E Convertible Preferred Stock

On May 31, 2018, our Board of Directors created a new class of preferred stock, the Series E Preferred, in connection with the Exchange Agreement as discussed above under the section “Private Placement of Securities,” beginning on page 11. Each shares of our Series E Preferred is convertible into four tenths (0.4) of one (1) share of our common stock. However, the conversion of our Series E Preferred may not be converted into common stock if the conversion would result in the holder having beneficial ownership of more than 4.99% of our outstanding shares of common stock immediately after giving effect to the issuance of the conversion shares. A holder of our Series E Preferred may elect to increase this limitation to 9.99% of our outstanding shares of common stock, but such increase will not be effective until 61 days after notice of the election is given to the Company.

The Series E Preferred is not redeemable.

Each share of Series E Preferred is entitled to 100 votes on all matters to come before the common shareholders or shareholders generally. The voting rights of the Series E Preferred are subject to similar limitations placed on the conversion of Series E Preferred shares. A holder of Series E Preferred may not vote more than 4.99% (or 9.99% if the beneficial ownership limitation is increased by notice to the Company at least 61 days prior to taking effect) of all votes eligible to be cast on matters to come before the common shareholders or shareholders generally.

Shares of Series E Preferred are entitled to dividends on an as-converted-to-common stock basis. No dividends may be paid to common shareholders unless dividends are also paid to the Series E Preferred shareholders.

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Upon liquidation, each share of Series E Preferred is entitled to a distribution of $0.25 prior to any payment to common shareholders or subsequent series of preferred stock.

Without approval from the holders of at least 75% of the outstanding Series E Preferred, we may not sell the Company’s assets or effect a reorganization, merger or consolidation transaction that results in the holders of the Company’s capital stock owning less than 50% of the voting power of the Company after the transaction.

Dividend Policy. We have not declared or paid a cash dividend on our capital stock in our last two fiscal years and we do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our lenders.

Options and Warrants. We currently have 2,495,198 warrants issued and outstanding, each of which may be exercised to acquire one share of our common stock. In addition to the Warrants (of which there are 960,000 issued and outstanding), there are outstanding warrants to acquire 84,000 shares of our common stock at an exercise price of $2.50 per share. Of these warrants, Clyde Snow & Sessions, PC holds 30,000 and various other investors hold 54,000. There are also outstanding warrants to acquire 1,451,198 shares of our common stock at an exercise price of $1.25 per share. Of these warrants, The Special Equities Group, LLC holds 115,000, Sky-Direct LLC holds 509,360, Sanford Levine & Associates hold 236,757, George M. Castaldo holds 435,000, Iroquois Master Fund Ltd. holds 328,333, Iroquois Capital Investment Group, LLC holds 106,667, 32 Entertainment LLC holds 40,000, Alpha Capital Anstalt holds 115,000, Jason DiPaola holds 40,000, Richard Molinsky holds 40,000 and Andrew Arno holds 40,000.

Other than as set forth above, as of the date of this prospectus, we do not have any outstanding options, warrants, or other convertible securities.

INTEREST OF NAMED EXPERTS AND COUNSEL

Clyde Snow & Sessions, PC serves as our legal counsel in connection with this offering. Clyde Snow & Sessions, PC is the holder of warrants to acquire 30,000 shares of our common stock.

DESCRIPTION OF BUSINESS

Corporate History

Iconic Brands, Inc., formerly Paw Spa, Inc. (“Iconic Brands,” the “Company,” “Iconic,” “we,” “us,” or “our”), was incorporated in the State of Nevada on October 21, 2005. Effective December 31, 2016, we closed on a May 15, 2015 agreement to acquire a 51% interest in BiVi LLC, the brand owner of “BiVi 100 percent Sicilian Vodka,” and closed on a December 13, 2016 agreement to acquire a 51% interest in Bellissima Spirits LLC.

BiVi LLC was organized in Nevada on May 4, 2015. Bellissima Spirits LLC was organized in Nevada on November 23, 2015.

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Acquisition of BiVi

On May 15, 2015, the Company entered into a Securities Exchange Agreement, by and among the members of BiVi LLC under which the Company acquired a 51% majority interest in BiVi LLC in exchange for the issuance (a) 4,000 shares of restricted common stock and (b) 1,000 shares of newly created Series C Convertible Preferred Stock.

Under the terms of the Securities Exchange Agreement, the Company shall provide working capital, from time to time, of up to $750,000 pursuant to a Working Capital Facility, which shall be repaid by BiVi LLC from working capital generated from BiVi LLC’s operations. Provided that, in the event that the Company fails to provide working capital of at least $40,000.00 per month, and such failure shall continue for a period of sixty (60) calendar days thereafter then BiVi LLC may, at its option, by written notice to the Company, declare a default. In the event of such default, the Company shall surrender the Majority Interest back to the other members of BiVi LLC for retirement and the Holders of the Series C Preferred Stock shall surrender all outstanding shares back to Iconic for retirement (“BiVi Unwind”). In the event of the BiVi Unwind, BiVi LLC shall issue a 5% promissory note to the Company with a principal amount equal to the then outstanding unpaid balance of the Working Capital Facility advanced to BiVi LLC prior to the Unwind, payable upon the acquisition of the majority of the outstanding stock or assets of BiVi LLC, including but not limited to the BiVi Brand of products, by a third party, but in no event later than 36 months from issuance.

Prior to the Closing, BiVi LLC was beneficially owned and controlled by Richard DeCicco, the Majority shareholder, President, CEO and Director of Iconic Brands, Inc.

A copy of the Securities Exchange Agreement was attached to our Form 8-K filed with the SEC on May 21, 2015 as Exhibit 4.1. The description of the Agreement herein is qualified by the terms of the full text of the agreement attached thereto and the terms thereof are incorporated herein by reference.

Acquisition of Bellissima Spirits LLC

On December 13, 2016, we entered into a Securities Purchase Agreement with Bellissima Spirits LLC and Bellissima Spirits LLC’s members under which we acquired a 51% Majority Interest in Bellissima Spirits LLC in exchange for the issuance of a total of 10 shares of newly designated Iconic Series D Convertible Preferred Stock.

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Our Business

Iconic Brands is a beverage company that develops, from inception to completion, alcoholic beverages for itself and third parties. Iconic Brands also markets and places the products into national distribution through long standing industry relationships. Iconic is also a leader in “Celebrity Branding” of beverages, procuring superior and unique products from around the world and branding its products with internationally recognized celebrities.

BiVi LLC produces and markets BiVi 100 percent Sicilian Vodka. BiVi LLC’s mission is to promote and support the sales endeavors of the distribution network through targeted and national marketing endeavors and working with the celebrity partner Mr. Chazz Palminteri.

Bellissima Spirits LLC entered into a License Agreement with Christie Brinkley, Inc. an entity owned by Christie Brinkley, to use Brinkley’s endorsement, signature, and other intellectual property owned by Bellissima Spirits LLC. Bellissima by Christie Brinkley is a line of Organic Prosecco. The line includes a DOC Brut, Sparkling Rose and a Zero Sugar, Zero Carb option which are All Natural and Gluten Free with all Certified Organic and Vegan.

Bellissima Spirits LLC produces it products in Treviso, Italy. The products are produced at a winery that has invested an enormous amount of time and financial resources to produce and deliver Bellissima Prosecco and Sparkling Wines. We have a “one stop” shop with our winery partners and they manage all of the procurement of all raw materials required to produce a finished product of either the DOC Brut, Sparkling Rose Pinot Grigio and our Zero Sugar, Zero Carb Sparkling Wine Expression.

We distribute all of our products through United Spirits Inc. (“United Sprits”), a variable interest entity of the Company, pursuant to a Distribution Agreement. United Spirits distributes and wholesales our products and is our licensed importer and wholesaler. The Distribution Agreement provides United Spirits the exclusive right through 2025 to sell our products for an agreed distribution fee equal to $1.00 per case of product sold. United Spirits holds all state and federal licenses to distribute the our products.

Our products are produced overseas and shipped to the United States by United Spirits, either directly to its distributors or to United Spirits’ warehouse. Products that are shipped to the warehouse are then shipped via ground freight to wholesalers or distributors to fulfill orders as they are placed.

By law, United Spirits can only sell our alcoholic products to a licensed United States wholesaler or distributor. Wholesalers and distributors then sell the product to licensed retailers for “on” or “off” premise consumption. An “on” premise retailer is an establishment where the alcohol is consumed, such as a bar or restaurant. An “off” premise retailer is an establishment where alcohol is sold for consumption elsewhere, such as a liquor store or, in some state jurisdictions, a supermarket.

One of United Spirits’ distributors, Southern Glazer’s Wine and Spirits, LLC, purchased a $2.1 million order during the fourth quarter of 2017 for sales to Publix Supermarkets. The order was related to a holiday program, and it was authorized for all of Publix’s seven markets: Florida, Georgia, Tennessee, Alabama, North Carolina, South Carolina and Virginia. The program featured Bellissima Prosecco and Sparkling Wines in all Publix stores for the 2017 holiday season. The brand also was featured as the “BOGO” (Buy One Get One) brand in Publix’s circular that ran in early January 2018. As a condition of being included in the promotion, the Company was required to provide a $597,138 rebate for each product sold during this promotion. Note, we do not sell directly to Publix or any retail licensee. All of our sales must be made through United Spirits to wholesalers and distributors, who then distribute to retailers.

We intend to seek, investigate and, if such investigation warrants, acquire an interest in one or more business opportunities presented to it by persons or firms who or which desire to seek the perceived advantages of a publicly held corporation.

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Competition

The beverage alcohol industry is highly competitive. We compete on the basis of quality, price, brand recognition and distribution strength. Our beverage alcohol products compete with other alcoholic and non-alcoholic beverages for consumer purchases, as well as shelf space in retail stores, restaurant presence and wholesaler attention. We compete with numerous multinational producers and distributors of beverage alcohol products, some of which have greater resources than we do. Our principal competitors include La Marca Prosecco owned by Gallo, Mionetto and a large number of independent small importers with a significant number of competitive products. We also compete with Diageo, the largest drinks company in the world, and others such as Constellation Brands, William Grant and Sons and Jim Beam Brands to name a few.

With the release of our new line of Aperitis, “Bella Sprizz” we are in direct competition with Gruppo Campari the producer of Aperol. The Elderflower version of Bella Sprizz is competing with the category Leader St. Germain. Management is confident that with our very aggressive price point on the Bella Sprizz Line coupled with the incredible packaging and liquid quality we will quickly carve our niche in the category.

Governmental Regulation of the Wine Industry

The production and sale of wine is subject to extensive regulation by the U.S. Department of the Treasury, Alcohol and Tobacco Tax and Trade Bureau and state liquor commissions and agencies.

In addition, most states in which our wines are sold impose varying excise taxes on the sale of alcoholic beverages. Prompted by growing government budget shortfalls and public reaction against alcohol abuse, government entities often consider legislation that could potentially affect the taxation of alcoholic beverages. Excise tax rates being considered are often substantial. The ultimate effects of such legislation, if passed, cannot be assessed accurately. Any increase in the taxes imposed on wines can be expected to have a potentially adverse impact on overall sales of such products. However, the impact may not be proportionate to that experienced by distributors of other alcoholic beverages and may not be the same in every state.

The agreements we have in place with United Spirits and Dan Kay International provide the required licensing conduits that allow us to capture the sales relative to alcoholic beverages in the United States. The United States alcohol beverage business is based upon what is known as a “three-tier system.” The three tiers consist of an import or supplier tier if the product is domestically produced. The second tier is the wholesale tier. The third tier is known as the retail tier, consisting of an on and off premise split. The import/supply tier sells to the wholesale tier that then sells to the retail tier.

United Spirits possesses the import/supply tier licensing as well as the required licenses in the states where we sell alcoholic beverages to the wholesale tier. We have contracted with United Spirits to facilitate the sales of the products using the licensing United Spirits has in place. This is a common third party provider relationship in the United States alcohol beverage business.

Dan-Kay International is the company that we contract warehousing services for the alcohol beverage products that come to rest in the United States. Dan-Kay maintains a required New York State warehousing license. This license has a level allowing the third party warehousing classified as “product of others.”

Employees

As of the date hereof, we do not have any employees other than our officers and directors. Our officers and directors will continue to work for us for the foreseeable future. We anticipate hiring appropriate personnel on an as-needed basis, and utilizing the services of independent contractors as needed.

DESCRIPTION OF PROPERTY

We lease our office and warehouse space in North Amityville, New York from United Spirits. On March 27, 2018, we entered into a lease extension with United Spirits. The extension has a term of three years from February 1, 2018 to January 31, 2021 and provides for monthly rent of $4,478.

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LEGAL PROCEEDINGS

We are not a party to or otherwise involved in any legal proceedings.

In the ordinary course of business, we are from time to time involved in various pending or threatened legal actions. The litigation process is inherently uncertain and it is possible that the resolution of such matters might have a material adverse effect upon our financial condition and/or results of operations. However, in the opinion of our management, other than as set forth herein, matters currently pending or threatened against us are not expected to have a material adverse effect on our financial position or results of operations.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER
MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Our common stock is quoted on the OTC Pink tier of the marketplace maintained by OTC Markets Group, Inc. under the symbol “ICNB.” Our usual symbol is temporarily replaced with the symbol “ICNBD” but will revert back to “ICNB” when 20 days has passed from the date our reverse split took effect. Our common stock trades on a limited or sporadic basis and should not be deemed to constitute an established public trading market. There is no assurance that there will be liquidity in the common stock.

The following table sets forth the high and low transaction price for each quarter within the fiscal years ended December 31, 2017 and 2016, as provided by OTC Markets Group, Inc. The information reflects prices between dealers, and does not include retail markup, markdown, or commission, and may not represent actual transactions.

Fiscal Year		Transaction Prices
Ended December 31,	Period	High	Low
2018	Third Quarter	$343.75	$112.50
	Second Quarter	$375.00	$187.50
	First Quarter	$425.00	$181.25

2017	Fourth Quarter	$2.375	$1.125
	Third Quarter	$3.500	$0.900
	Second Quarter	$4.975	$2.150
	First Quarter	$8.475	$2.050

2016	Fourth Quarter	$3.000	$0.025
	Third Quarter	$0.300	$0.025
	Second Quarter	$0.125	$0.025
	First Quarter	$1.250	$0.075

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to a few exceptions which we do not meet. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

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Holders

As of January 18, 2019, there were 5,719,765 shares of our common stock issued and outstanding and held by 119 holders of record, not including shares held in “street name” in brokerage accounts which is unknown.

Dividend Policy

We have not paid any dividends on our common stock and do not expect to do so in the foreseeable future. We intend to apply our earnings, if any, in expanding our operations and related activities. The payment of cash dividends in the future will be at the discretion of the Board of Directors and will depend upon such factors as earnings levels, capital requirements, our financial condition and other factors deemed relevant by the Board of Directors.

Securities Authorized for Issuance under Equity Compensation Plans

We do not currently have a stock option or grant plan.

SELECTED FINANCIAL DATA

Iconic Brands, Inc.	As of and for the Quarter Ended September 30, 2018 (unaudited)	As of and for the Quarter Ended September 30, 2017 (unaudited)	As of and for the Year Ended December 31, 2017 (audited and restated)	As of and for the Year Ended December 31, 2016 (audited and restated)

Statement of Operations Data:

Revenue	$217,139	$261,801	$3,219,881	$371,815
Net operating income (loss)	$(620,523)	$(186,027)	$168,736	$(704,393)
Net income (loss)	$(319,908)	$384,435	$4,242,883	$(6,029,362)

Balance Sheet Data:

Cash	$134,580	$48,658	$1,237,432	$2,216
Current assets	$563,604	$466,637	$1,613,353	$217,344
Total assets	$563,604	$466,637	$1,613,353	$217,344

Current liabilities	$2,049,078	$1,413,635	$2,148,579	$9,275,780
Total liabilities	$2,889,078	$1,486,635	$2,844,579	$9,275,780
Accumulated deficit	$(18,118,301)	$(13,980,807)	$(17,075,829)	$(21,042,207)

Net loss per common share – basic and diluted	$(0.00)	$0.00	$0.00	$(2.50)

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MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Disclaimer Regarding Forward Looking Statements

You should read the following discussion in conjunction with our financial statements and the related notes and other financial information included in this prospectus. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the Section titled Risk Factors.

Although the forward-looking statements in this prospectus and the registration statement reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them. Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. You are urged to carefully review and consider the various disclosures made by us in this report and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

The following discussion and analysis of financial condition and results of operations of the Company is based upon, and should be read in conjunction with, our audited and unaudited financial statements and related notes elsewhere in this prospectus, which have been prepared in accordance with accounting principles generally accepted in the United States.

Summary Overview

We are a beverage company with expertise in developing, from inception to completion, alcoholic beverages for ourselves and third parties. We also market and place products into national distribution through long standing industry relationships. We engage in “Celebrity Branding” of beverages, procuring products from around the world and branding products with internationally recognized celebrities.

We intend to seek, investigate and, if such investigation warrants, acquire an interest in one or more business opportunities presented to it by persons or firms who or which desire to seek the perceived advantages of a publicly held corporation.

Our Products

BiVi LLC, our subsidiary, is made up of BiVi 100 percent Sicilian Vodka. BiVi LLC’s mission is to promote and support the sales endeavors of the distribution network through targeted and national marketing endeavors and working with celebrity partner Chazz Palminteri.

Bellissima Spirits LLC, our subsidiary, entered into a License Agreement with Christie Brinkley, Inc. an entity owned by Christie Brinkley, to use Brinkley’s endorsement, signature, and other intellectual property owned by Bellissima Spirits LLC. Bellissima by Christie Brinkley is a line of Organic Prosecco. The line includes a DOC Brut, Sparkling Rose and a Zero Sugar, Zero Carb option which are All Natural and Gluten Free with all Certified Organic and Vegan.

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Results of Operations for the Three and Nine Months Ended September 30, 2018 and 2017

Introduction

We had revenues of $217,139 and $261,801 for the three months ended September 30, 2018 and 2017, respectively. Our operating expenses were $712,358 and $210,685, for the three months ended September 30, 2018 and 2017, respectively. Our operating expenses consisted mostly of professional fees, marketing and advertising costs, occupancy costs, and travel and entertainment. During the nine months ended September 30, 2018, we also incurred expenses for a special promotion program with a customer of $597,138, described in further detail below.

Revenues and Net Operating Loss

Our revenue, operating expenses, net operating loss, and net loss for the three and nine months ended September 30, 2018 and 2017 were as follows:

(Unaudited)	Three Months September 30, 2018	Three Months September 30, 2017	Nine Months September 30, 2018	Nine Months September 30, 2017
Sales	$217,139	$261,801	$422,409	$752,774
Cost of Sales	125,304	237,145	244,556	450,391
Gross profit	91,835	24,658	177,853	302,383
	42.3%	9.4%	42.1%	40.2%
Operating expenses:
Officers compensation	429,588	-	432,795	-
Professional and consulting fees	76,370	12,500	147,777	52,835
Royalties	21,074	26,780	(47,338)	77,015
Special promotion program with customer	-	-	597,138	-
Marketing and advertising	58,724	89,675	310,779	111,363
Occupancy costs	48,070	25,972	128,564	81,943
Travel and entertainment	34,683	35,210	143,984	116,793
Other operating expenses	43,849	20,548	147,411	180,331
Total operating expenses	712,358	210,685	1,861,110	620,280

Net operating loss	(620,523)	(186,027)	(1,683,257)	(317,897)
Other income (expense)	300,615	570,462	189,192	6,743,214

Net loss (income) attributable to noncontrolling interests in subsidiaries and variable interest entity	12,494	67,952	451,593	83,849

Net income (loss)	$(307,414)	$452,388	$(1,042,472)	$6,509,166

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Sales

Our sales are comprised of sales of BiVi Sicilian Vodka and Bellissima Prosecco and Sparkling Wine. We had sales of $217,139 and $261,801 for the three months ended September 30, 2018 and 2017, respectively. We had sales of $422,409 and $752,774 for the nine months ended September 30, 2018 and 2017, respectively. Sales declined in the nine months ended September 30, 2018 as compared to the same period in 2017 due mainly to large fourth quarter sales in 2017 that resulted in lower orders during the first two quarters of 2018. Sales declined in the three months ended September 30, 2018 as compared to the same period in 2017 due mainly to lower demand from one customer who made a large purchase in the fourth quarter of 2017and has not placed a reorder in 2018.

Cost of Sales

Cost of sales for the three months ended September 30, 2018 were $125,304 compared to $237,145 during the three months ended September 30, 2017, a decrease of $111,841. Cost of sales for the nine months ended September 30, 2018 were $244,556 compared to $450,391 during the nine months ended September 30, 2017, a decrease of $205,835. Cost of sales included the cost of the products purchased from our Italian suppliers, freight-in costs and import duties. The decreased cost of sales in the current period was primarily due to lower sales in the current period.

Officers Compensation

Officers compensation for the three and nine months ended September 30, 2018 was $429,588 and $432,795, respectively. We had no officers compensation for the three or nine months ended September 30, 2017. During the time period through September 30, 2018, the Company used the services of its chief executive officer Richard DeCicco and its assistant secretary Roseann Faltings under informal compensation arrangements (without any employment agreements). Both entered into employment agreements effective July 1, 2018.

For the years ended December 31, 2017 and 2016, the Company accrued compensation of $250,000 per year ($150,000 for Mr. DeCicco; $100,000 for Ms. Faltings) for their services rendered. In 2016, the compensation was allocated 50% to Iconic ($125,000), 30% to Bellissima ($75,000), and 20% to BiVi ($50,000). In 2017, the compensation was allocated 50% to Iconic ($125,000), 40% to Bellissima ($100,000), and 10% to BiVi ($25,000). The $500,000 liability at September 30, 2018 and December 31, 2017 is included in “Accounts Payable and Accrued Expenses” on the Consolidated Balance Sheet at September 30, 2018 and December 31, 2017.

Professional and Consulting Fees

Professional and consulting fees expense was $76,370 for the three months ended September 30, 2018, compared to $12,500, for the three months ended September 30, 2017, an increase of $63,870, or 511%. Professional and consulting fees expense was $147,777, for the nine months ended September 30, 2018, compared to $52,835, for the nine months ended September 30, 2017, an increase of $94,942, or 180%.

Professional and consulting fees consist primarily of legal and, accounting and auditing services. The increase of these fees was primarily due to increased use of professionals relating to financing and auditing activity. In May 2018, we recognized $23,250 of stock-based compensation charged to professional and consulting fees in connection with the issuance of 7,500,000 warrants to a law firm for services rendered.

Royalties

Royalties for the three months ended September 30, 2018 were $21,074 compared to $26,780 during the three months ended September 30, 2017, a decrease of $5,706. Royalties for the nine months ended September 30, 2018 were $(47,338) compared to $77,015 during the nine months ended September 30, 2017, a decrease of $124,353. Royalties are paid to entities controlled by Christie Brinkley (on sales of Bellissima products) and Chazz Palminteri (on sales of BiVi products). The decrease in royalties in 2018 was due to a June 2018 reduction of an over accrual of estimated royalties payable at December 31, 2017.

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Special Promotion Program with Customer

During the nine months ended September 30, 2018, we incurred a marketing expense of $597,138 associated with the sale of approximately $2.1 million of the Bellissima product. This expense related to a “buy one get one free offer” which was offered by a major retailer for which redemptions were submitted in the first quarter of 2018. This was a one-time expense and we did not have this expense in any other period.

Marketing and Advertising

Marketing and advertising expenses for the three months ended September 30, 2018 were $58,724 compared to $89,675 during the three months ended September 30, 2017, a decrease of $30,951. Marketing and advertising expenses for the nine months ended September 30, 2018 were $310,779 compared to $111,363 during the nine months ended September 30, 2017, an increase of $198,916. The increase of marketing and advertising expenses in the current period was primarily due to (1) costs relating to certain conventions which we participated in to promote a new line of Bellissima products; (2) promotional programs with our Bellissima customer servicing Publix; and (3) a $65,000 obligation to a consultant who we contracted to find new customers for Bellissima products.

Occupancy Costs

Occupancy costs for the three months ended September 30, 2018 were $48,070 compared to $25,972 during the three months ended September 30, 2017, an increase of $22,098. Occupancy costs for the nine months ended September 30, 2018 were $128,564 compared to $81,943 during the nine months ended September 30, 2017, an increase of $46,621. Occupancy costs consist primarily of lease payments for office and warehouse space in Amityville, New York and office space in New Hampshire. The increased occupancy costs in the current period was primarily due to an increase in monthly rent for the Amityville, New York space commencing February 2018.

Travel and Entertainment

Travel and entertainment expenses for the three months ended September 30, 2018 were $34,683 compared to $35,210 during the three months ended September 30, 2017, a decrease of $527. Travel and entertainment expenses for the nine months ended September 30, 2018 were $143,984 compared to $116,793 during the nine months ended September 30, 2017, an increase of $27,191, or 23%. Travel and entertainment expenses consist primarily of airfare, hotel and related costs incurred in connection with trips made by our CEO and assistant secretary for marketing and potential new product purposes.

Other Operating Expenses

Other operating expenses were $43,849, for the three months ended September 30, 2018, compared to $20,548, for the three months ended September 30, 2017, an increase of $23,301, or 113%. Other operating expenses were $147,411, for the nine months ended September 30, 2018, compared to $180,331, for the nine months ended September 30, 2017, a decrease of $32,920, or 18%. Other operating expenses include automobile, insurance, compliance, and office expenses and expenses relating to Christie Brinkley appearances at Bellissima promotions.

Net Operating Loss

Net operating loss was $620,523 for the three months ended September 30, 2018, compared to $186,027, for the three months ended September 30, 2017, an increase of $434,496. Net operating loss was $1,683,257 for the nine months ended September 30, 2018, compared to $317,897, for the nine months ended September 30, 2017, an increase of $1,365,360. Net operating loss increased for the nine months ended September 30, 2018, primarily due to the special promotion program with customer described above, lower sales revenue and higher marketing expenses.

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Other Income/Expense

Other expense was $300,615 for the three months ended September 30, 2018, compared to other income of $570,462 for the three months ended September 30, 2017, a decrease of $269,847. Other expense for the three months ended September 30, 2018 included income from derivative liability of $304,224 compared to income from derivative liability of $626,174 for the three months ended September 30, 2017. Other income was $189,192 for the nine months ended September 30, 2018, compared to other income of $6,743,214 for the nine months ended September 30, 2017, a decrease of $6,172,752. Other income for the nine months ended September 30, 2018 included income from derivative liability of $314,072 compared to income from derivative liability of $6,854,466 for the nine months ended September 30, 2017.

The change in other income attributable to derivative liabilities is based on the various debt and warrant issuances outstanding as of the balance sheet dates. The $6,854,466 income from derivative liability for the nine months ended September 30, 2017 resulted primarily from a $ 918,246 decrease in convertible notes payable with variable conversion features from $962,623 at December 31, 2016 to $ 44,377at September 30, 2017.

Income of $314,072 from derivative liabilities during the nine months ended September 30, 2018 consisted of $840,000 from warrants (largely due to the decrease in our stock price from $1.625 per share at December 31, 2017 to $1.125 per share at September 30, 2018) offset by a decrease in the fair value of the derivative liability on the convertible notes of $458,072 (also largely due to the decrease in our stock price from $1.625 per share at December 31, 2017 to $1.125 per share at September 30, 2018).

Net Loss (Income) Attributable to Noncontrolling Interests in Subsidiaries and Variable Interest Entity

Net loss attributable to noncontrolling interests in subsidiaries and variable interest entity represents 49% of the net loss of Bellissima and BiVi (which we own 51%) and 100% of United Spirits (which we own 0%) and is accounted for as a reduction in the net loss attributable to the Company. This net loss for the three months ended September 30, 2018 was $12,494 compared to net loss of $67,952 for the three months ended September 30, 2017. Net loss from other entities increased for the three months ended September 30, 2018 primarily due to the higher net loss of Bellissima in 2018.

Net loss attributable to noncontrolling interests in subsidiaries and variable interest entity for the nine months ended September 30, 2018 was $451,593 compared to net loss of $83,849 for the nine months ended September 30, 2017. Net loss from other entities increased during the nine months ended September 30, 2018, primarily due to the higher net loss of Bellissima in 2018.

Net Income/Loss

Net loss attributable to the Company for the three months ended September 30, 2018 was ($307,414) or $(0.00) per share compared to net income attributable to the Company of $452,388 or $0.00 per share for the three months ended September 30, 2017. Net income (loss) attributable to the Company decreased during the three months ended September 30, 2018, as set forth above, primarily due to a change in the income from derivative liability from $626,147 in 2017 to income of $304,224 in 2018.

Net loss attributable to the Company for the nine months ended September 30, 2018 was $(1,042,472) or $(0.00) per share compared to net income attributable to the Company of $6,509,166 or $2.50 per share for the nine months ended September 30, 2017. Net income (loss) attributable to the Company decreased during the nine months ended September 30, 2018, as set forth above, primarily due to a change in the income from derivative liability from $6,854,466 in 2017 to $314,072 in 2018.

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Results of Operations for the Years Ended December 31, 2017 and 2016

Introduction

We had revenues of $3,219,881 and $371,815 for the years ended December 31, 2017 and 2016, respectively. Our operating expenses were $1,264,519 for the year ended December 31, 2017 compared to $828,134 for the year ended December 31, 2016, an increase of $436,385, or 53%. Our operating expenses included royalties of $321,741 in 2017. Under a license agreement dated May 25, 2015, BiVi LLC pays a royalty fee equal to 5% of monthly gross sales of BiVi Brand products with minimum royalty fees of $100,000 in the first year, $150,000 in the second year, $165,000 in the third year, $181,500 in the fourth year, $199,650 in the fifth year and $219,615 in the sixth year and each subsequent year. Under a license agreement, Bellissima Spirits LLC pays a royalty fee equal to 10% of monthly gross sales of Bellissima Brand products.

Revenues and Net Operating Loss

Our revenues, operating expenses, and net operating loss for the years ended December 31, 2017 and 2016 were as follows:

	Year Ended December 31, 2017	Year Ended December 31, 2016	Increase / (Decrease)

Sales	$3,219,881	$371,815	$2,848,066
Cost of Sales	1,786,626	248,074	1,538,552
Gross Profit	1,433,255	123,741	1,309,514

Operating expenses:
Royalties	321,741	33,778	287,963
Professional fees	87,671	90,074	(2,403)
Other operating expenses	771,094	704,282	66,812
Total operating expenses	1,264,519	828,134	436,385

Net operating income (loss)	168,736	(704,393)	873,129
Other income (expense)	4,074,147	(5,324,969)	9,399,116

Net loss (income) attributable to noncontrolling interests in subsidiaries and variable interest entity	(276,505)	58,120	(334,625)

Net income (loss)	$3,966,378	$(5,971,242)	$9,937,620

Sales

Our sales are comprised of sales of BiVi Sicilian Vodka and Bellissima Prosecco and Sparkling Wine. Sales were $3,219,881 for the year ended December 31, 2017 compared to $371,815 for the year ended December 31, 2016, an increase of $2,848,066, or 766%. The 766% increase in sales in 2017 over 2016 is primarily due to a full year of selling the Bellisma product in 2017 (sales began in October 2016) and significant sales to our Bellissima customer servicing Publix during the fourth quarter of 2017.

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Cost of Sales

Cost of sales for the year ended December 31, 2017 were $1,786,626 compared to $248,074 during the year ended December 31, 2016, an increase of $1,538,552. Cost of sales includes the cost of the products purchased from our Italian suppliers, freight-in costs and import duties. The increased cost of sales in the current period was primarily due to higher sales in 2017 compared to 2016.

Officers Compensation

Officers compensation for the year ended December 31, 2017 was $250,000 compared to $271,521 for the year ended December 31, 2016, a decrease of $21,521 or 8%.

For the years ended December 31, 2017 and 2016, the Company accrued compensation of $250,000 per year ($150,000 for Mr. DeCicco; $100,000 for Ms. Faltings) for their services rendered. In 2016, the compensation was allocated 50% to Iconic ($125,000), 30% to Bellissima ($75,000), and 20% to BiVi ($50,000). In 2017, the compensation was allocated 50% to Iconic ($125,000), 40% to Bellissima ($100,000), and 10% to BiVi ($25,000). The $500,000 liability at September 30, 2018 and December 31, 2017 is included in “Accounts Payable and Accrued Expenses” on the Consolidated Balance Sheet at September 30, 2018 and December 31, 2017.

Professional and Consulting Fees

Professional and consulting fees expense was $87,671, for the year ended December 31, 2017, compared to $90,074, for the year ended December 31, 2016, a decrease of $2,403, or about 3%.

Professional and consulting fees consist primarily of legal and, accounting and auditing services.

Royalties

We expensed royalties of $321,741 for the year ended December 31, 2017 compared to $33,778 for the year ended December 31, 2016, an increase of $287,963, or 853%. Royalties increased due to the higher sales in 2017 compared to 2016.

Marketing and Advertising

Marketing and advertising expenses for the year ended December 31, 2017 were $84,013 compared to $108,155 during the year ended December 31, 2016, a decrease of $24,142.

Occupancy Costs

Occupancy costs for the year ended December 31, 2017 were $107,118 compared to $50,125 during the year ended December 31, 2016, an increase of $56,993. Occupancy costs consist primarily of lease payments for office and warehouse space in Amityville, New York and office space in New Hampshire.

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Travel and Entertainment

Travel and entertainment expenses for the year ended December 31, 2017 were $141,821 compared to $164,656 for the year ended December 31, 2016, a decrease of $22,835, or about 14%. Travel and entertainment expenses consist primarily of airfare, hotel and related costs incurred in connection with trips made by our CEO and assistant secretary for marketing and potential new product purposes.

Other Operating Expenses

Other operating expenses were $272,155 for the year ended December 31, 2017 as compared to $109,825 for the year ended December 31, 2016, an increase of $162,330, or about 148%. For the year ended December 31, 2017, other operating expenses include automobile, insurance, office expenses and expenses relating to Christie Brinkley appearances at Bellissima promotions.

Net Operating Income/Loss

Net operating income for the year ended December 31, 2017 was $168,736, compared to a net operating loss of ($704,393) for the year ended December 31, 2016, an increase of $873,129. Net operating income (loss) increased, as set forth above, primarily because sales increased by $2,848,066, offset by increases in cost of sales and operating expenses.

Other Income/Expense

Other income for the year ended December 31, 2017 was $4,074,147, compared to other expenses of ($5,324,969) for the year ended December 31, 2016, an increase of $9,399,116. The increase was primarily due to fluctuations of our derivative liabilities from an expense of ($5,357,645) for the year ended December 31, 2016 to income of $7,429,979 for the year ended December 31, 2017. We also reported losses on conversion of debt of ($3,178,010) for the year ended December 31, 2017 and ($202,162) for the year ended December 31, 2016.

Our convertible notes contain variable conversion features based on the future trading price of our common stock. Therefore, the number of shares of common stock issuable upon conversion of the notes are indeterminate. Accordingly, we recorded the $7,260,885 fair value of the embedded conversion features at December 31, 2016 as a derivative liability. The $6,802,813 decrease in the fair value of the derivative liability from $7,260,885 at December 31, 2016 to $458,072 at December 31, 2017 was credited to income from derivative liability. For further details, see Note 8 of our consolidated financial statements for the years ended December 31, 2017 and 2016.

Net Loss (Income) attributable to Noncontrolling Interests in Subsidiaries and Variable Interest Entity

Net loss (income) attributable to noncontrolling interests in subsidiaries and variable interest entity represents 49% of the net loss of Bellissima and BiVi (which we own 51%) and 100% of United Spirits (which we own 0%) and is accounted for as a reduction in the net loss attributable to the Company. This net loss (income) for the year ended December 31, 2017 was $(276,505) compared to net loss of $58,120 for the year ended December 31, 2016, a decrease of $334,625. Net loss (income) from other entities decreased during the year ended December 31, 2017 primarily due to net income of Bellissima in 2017.

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Net Income/Loss

Net income attributable to the Company for the year ended December 31, 2017 was $3,966,378, or $0.00 per share, compared to a net loss of ($5,971,242, or $(2.50) per share, for the year ended December 31, 2016, an increase of $9,937,620. Net income (loss) increased, as set forth above, primarily due to the $2,848,066 increase of our sales and income from derivative liabilities of $7,429,979, offset by a loss on conversion of debt of ($3,178,010).

Liquidity and Capital Resources

Introduction

During the year ended December 31, 2017, because we generated sufficient revenue, we had positive operating cash flows. Our cash on hand as of September 30, 2018 was $134,580. Our average monthly cash flow burn rate for 2017 was approximately $20,000 while our average monthly cash provided by operating activities was approximately $56,000.We have medium cash needs in the short term, and as our operating expenses increase, we will face strong to medium long term cash needs. We anticipate that our cash flows from operations will satisfy our cash flow needs for the next year, but if revenues do not keep up with our expenses, it will be necessary to seek other methods to finance our operations and any growth opportunities, including the sale of convertible debt and equity securities.

Our cash, current assets, total assets, current liabilities, and total liabilities as of September 30, 2018 and December 31, 2017, respectively, are as follows:

	September 30	December 31,
	2018	2017	Change

Cash	$134,580	$1,237,432	$(1,102,852)
Total Current Assets	563,604	1,613,353	(1,049,749)
Total Assets	563,604	1,613,353	(1,049,749)
Total Current Liabilities	2,049,078	2,148,579	(99,501)
Total Liabilities	$2,889,078	$2,844,579	$(44,499)

Our cash and total current assets decreased primarily due to the $1,683,257 loss from operations in the nine months ended September 30, 2018. Our total current liabilities increased slightly primarily due to the $144,000 increase in the derivative liability on warrants, the $211,162 increase in accounts payable and accrued expense and the $88,263 increase in the current portion of debt, offset by the decrease in derivative liability on convertible debt of $458,072. Our working capital deficit increased from ($535,226) to ($1,485,474), and our stockholders’ deficit increased by $1,094,248 to $2,325,474.

We hope that the revenues we generate from sales of our products will be able to satisfy our obligations in full without the need to raise significant capital from other sources. There is no assurance, however, that we will be successful in these efforts. Please see the “Risk Factors” beginning on page 5.

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Cash Requirements

Our cash on hand as of September 30, 2018 was $134,580. We anticipate that the funding from our existing contractual relationships will be enough to sustain us for the next 12 months.

Sources and Uses of Cash for the Six Month Periods Ended September 30, 2018 and 2017

Operations

We had net cash used in operating activities of $1,464,959 for the nine months ended September 30, 2018, compared to $543,677 for the nine months ended September 30, 2017. The $921,282 increase was primarily due to the $1,683,257 loss from operations.

Investments

We had no net cash provided by or used in investing activities for the three and nine months ended September 30, 2018 and 2017. Our future plans include raising additional working capital for the purpose of funding marketing, inventory purchases, sales efforts and staffing increases along with other operational opportunities.

Financing

Our net cash provided by financing activities for the nine months ended September 30, 2018 was $362,107, which consisted of $300,000 of proceeds from the sale of Series E Preferred Stock and warrants and $62,107 proceeds from loans payable to an officer and affiliated entity, compared to net cash provided by financing activities of $633,293 for the nine months ended September 30, 2017, which consisted primarily of proceeds from the issuance of debt of $341,837and net proceeds from sales of common stock and warrants of $300,000.

Sources and Uses of Cash for the Year Ended December 31, 2017 and 2016

Operations

Our net cash provided by (used in) operating activities for the years ended December 31, 2017 and 2016 was $674,030 and ($235,752), respectively, an increase of $909,782. The increase was primarily due to the $873,129 increase in income (loss) from operations from $(704,393) in 2016 to $168,736 in 2017.

Investments

We had no net cash provided by or used in investing activities for the years ended December 31, 2017 and 2016. Our future plans include raising additional working capital for the purpose of funding marketing, inventory purchases, sales efforts and staffing increases along with other operational opportunities.

Financing

Our net cash provided by financing activities for the years ended December 31, 2017 and 2016 was $561,186 and $232,159, respectively, an increase of $329,027, or 142%. The increase was primarily a result of proceeds from the issuance of debt-net in 2017 of $341,837, compared to $223,303 in 2016, and proceeds of $300,000 from the sale of common stock and warrants in 2017 while we had no such proceeds in 2016.

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Critical Accounting Policies and Estimates

Principles of Consolidation

The consolidated financial statements include the accounts of Iconic, its two 51% owned subsidiaries BiVi LLC and Bellissima Spirits LLC, and United Spirits, Inc., a variable interest entity of Iconic (see Note 5 of our consolidated financial statements for the years ended December 31, 2017 and 2016) (collectively, the “Company”). All inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Fair Value of Financial Instruments

Generally accepted accounting principles require disclosing the fair value of financial instruments to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

In assessing the fair value of financial instruments, we use a variety of methods and assumptions, which are based on estimates of market conditions and risks existing at the time. For certain instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, it was estimated that the carrying amount approximated fair value because of the short maturities of these instruments. All debt is carried at face value less any unamortized debt discounts.

Cash and Cash Equivalents

We consider all liquid investments purchased with original maturities of ninety days or less to be cash equivalents. At December 31, 2017, cash included approximately $931,076 not covered by FDIC insurance.

Accounts Receivable, Net of Allowance for Doubtful Accounts

We extend unsecured credit to customers in the ordinary course of business but mitigates risk by performing credit checks and by actively pursuing past due accounts. The allowance for doubtful accounts is based on customer historical experience and the aging of the related accounts receivable. At December 31, 2017 and 2016, the allowance for doubtful accounts was $0.

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Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market, with due consideration given to obsolescence and to slow moving items. Inventory at December 31, 2017 and December 31, 2016 consists of cases of BiVi Vodka and cases of Bellissima sparkling wines purchased from our Italian suppliers.

Revenue Recognition

Revenue from product sales is recognized when all of the following criteria are met: (1) persuasive evidence of an arrangement exists, (2) the price is fixed or determinable, (3) collectability is reasonably assured, and (4) delivery has occurred. Persuasive evidence of an arrangement and fixed price criteria are satisfied through purchase orders. Collectability criteria are satisfied through credit approvals. Delivery criteria are satisfied when the products are shipped to a customer and title and risk of loss passes to the customer in accordance with the terms of sale. We have no obligation to accept the return of products sold other than for replacement of damaged products. Other than quantity price discounts negotiated with customers prior to billing and delivery (which are reflected as a reduction in sales), we do not offer any sales incentives or other rebate arrangements to customers.

Shipping and Handling Costs

Shipping and handling costs to deliver product to customers are reported as operating expenses in the accompanying statements of operations. Shipping and handling costs to purchase inventory are capitalized and expensed to cost of sales when revenue is recognized on the sale of product to customers.

Stock-Based Compensation

Stock-based compensation is accounted for at fair value in accordance with Accounting Standards Codification (“ASC”) Topic 718, “Compensation-Stock Compensation”. For the year ended December 31, 2017, stock-based compensation was $20,000. For the year ended September 30, 2016, stock-based compensation was $0.

Income Taxes

Income taxes are accounted for under the assets and liability method. Current income taxes are provided in accordance with the laws of the respective taxing authorities. Deferred income taxes are provided for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is not more likely than not that some portion or all of the deferred tax assets will be realized.

Net Income (Loss) per Share

Basic net income (loss) per common share is computed on the basis of the weighted average number of common shares outstanding and to be issued to Escrow Agent (see Note 8 of our consolidated financial statements for the years ended December 31, 2017 and 2016) during the period of the financial statements.

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Diluted net income (loss) per common share is computed on the basis of the weighted average number of common shares and to be issued to Escrow Agent (see Note 8 of our consolidated financial statements for the years ended December 31, 2017 and 2016) and dilutive securities (such as stock options, warrants, and convertible securities) outstanding. Dilutive securities having an anti-dilutive effect on diluted net income (loss) per share are excluded from the calculation.

The following is a reconciliation of the numerator and denominator we used in our computation of diluted earnings per common share for the year ended December 31, 2017:

Numerator:
	Net income attributable to Iconic Brands, Inc.		$3,966,378
	Add interest expense on convertible debt assumed to be converted at later of issuance date or January 1, 2017		70,649
	Net income available to common shareholders		$4,037,027
Denominator:
	Basic weighted average common shares outstanding and to be issued to Escrow Agent		5,246,957
	Add:	Convertible Debt	1,021,001
		Warrants	-
		Series D Preferred Stock	6,523,792
	Diluted weighted average common shares outstanding and to be issued to Escrow Agent		12,791,750

We did not include any outstanding warrants from the diluted shares calculation as the $2.50 exercise price of the outstanding warrants was higher than the average trading price of our common stock for the relevant periods.

Recently Issued Accounting Pronouncements

Certain accounting pronouncements have been issued by the FASB and other standard setting organizations which are not yet effective and have not yet been adopted by the Company. The impact on our financial position and results of operations from adoption of these standards is not expected to be material.

CHANGES IN AND DISAGREEMENTS WITH

ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have no disclosure required by this item.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The following table sets forth the names, ages, and biographical information of each of our current directors and executive officers, and the positions with the Company held by each person, and the date such person became a director or executive officer of the Company. Our executive officers are elected annually by the Board of Directors. The directors serve one-year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. Family relationships among the directors and officers, if any, are described below.

Name	Age	Position(s)

Richard DeCicco	60	Chief Executive Officer, Director (since 2007)

Roseann Faltings	61	Secretary, Director (since May 2015)

David Allen	63	Chief Financial Officer (since June 2018)

Richard DeCicco, age 60, is our Chief Executive Officer and a member of our Board of Directors. Mr. DeCicco has served as our President, Secretary and Director since 2007 (with the only exception of the period between September 2014 and April 2015). With over 34 years’ experience in the global liquor industry, Mr. DeCicco has been a senior executive and a leader in the wine and spirits industry. Previously, Mr. DeCicco served as President of Harbrew Imports Ltd. since its inception in 1999. Prior to his appointment at Harbrew Imports Ltd, Mr. DeCicco was the CEO and President of Harbor Industries from 1990 to 1997. Harbor Industries is a production facility, which handles over 2 million cases of products per year and with over 600 employees. In addition to having been the national provider for The Paddington Corporation brands from 1990 to 1997, Mr. DeCicco pioneered what is now known within the field as Value Added Packaging (VAP). Mr. DeCicco is uniquely qualified to serve as an officer and director because he brings a great deal of creativity, market savvy, and brand development knowledge to our company. Furthermore, his experience and relationships within the industry are extremely valuable to our business.

Roseann Faltings, age 61, is our Secretary and a member of our Board of Directors. Ms. Faltings is an international liquor industry veteran of more than 12 years with experience in brand development, marketing, sales and distribution across the beer, wine and spirits categories. Throughout her executive career, Roseann has worked on United Spirits’ current brand portfolio, as well as Danny DeVito’s Premium Limoncello, Yanjing Beer, (The National Beer of China), Johnny Bench 5 Scotch Whisky and other private label products. Ms. Faltings was previously an employee of the Company, beginning in 2003. In 2005, she was appointed VP of Sales and Marketing for Iconic Brands, Inc. and she continued to serve in that role until she resigned pursuant to the terms of the merger with MMBA in September of 2014. Ms. Faltings was chosen to serve as an officer and director because she maintains strong relationships within the U.S. distribution and wholesale supply chain. In addition, her marketing and executive management expertise within our industry provides substantial benefits to the Company. One of highlights of her career was the negotiations with Paramount Studios in the development of “The Godfather Vodka” that she spearheaded.

David Allen, age 63, is our Chief Financial Officer. Mr. Allen was appointed as our Chief Financial Officer in June 2018. Mr. Allen brings over 20 years of experience as the Chief Financial Officer of a public company. In addition, Mr. Allen is currently an Assistant Professor of Accounting at Southern Connecticut State University, a position he has held since 2017, and for the 12 years prior to that he was an Adjunct Professor of Accounting at SCSU and Western Connecticut State University. From December 2014 to January 2018 Mr. Allen was the Chief Financial Officer of WPCS International, Inc., a design-build engineering firm focused on the deployment of wireless networks and related services. WPCS International was listed on NASDAQ, and Mr. Allen oversaw its SEC and financial reporting obligations. From June 2006 to June 2013, Mr. Allen was the Chief Financial Officer and Executive Vice President of Administration at Converted Organics, Inc., a company organized to convert food waste into organic fertilizer. At Converted Organics, he was responsible for the company’s SEC filings, audit, insurance and taxes. His prior experience also includes time as the Chief Financial Officer and Chief Executive Officer for a public reporting company that was a book publisher. Mr. Allen also assists a number of private companies with their accounting needs. Mr. Allen is a licensed CPA and holds a Bachelor’s Degree in Accounting and a Master’s Degree in Taxation from Bentley College.

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EXECUTIVE COMPENSATION

Narrative Disclosure of Executive Compensation

The Company uses the services of its chief executive officer Richard DeCicco and its assistant secretary Roseann Faltings under Employment Agreements that took effect on July 1, 2018. Prior to that date, they provided their services according to informal compensation arrangements (without any employment agreements).

For the years ended December 31, 2017 and 2016, the Company accrued compensation of $250,000 per year ($150,000 for Mr. DeCicco; $100,000 for Ms. Faltings) for their services rendered. We have not yet paid these amounts to the officers, and the $500,000 liability at September 30, 2018 and December 31, 2017 is included in “Accounts Payable and Accrued Expenses” on the Consolidated Balance Sheet at September 30, 2018 and December 31, 2017.

Employment Agreements

Richard DeCicco

Effective July 1, 2018, we entered into an Employment Agreement with Mr. DeCicco. Pursuant to his Employment Agreement, Mr. DeCicco will receive a base salary of $265,000 per year. In exchange for services previously performed, Mr. DeCicco was also granted a stock award under the Employment Agreement equal to 300,000 shares of our common stock. His stock award includes registration rights to be included in the next registration statement after issuance. We will provide Mr. DeCicco with a car and cover its expenses. Mr. DeCicco will also be entitled to participate in our employee benefit plans and receive equity incentive awards as determined by the Board of Directors.

If we sell any brand that we own, we will pay Mr. DeCicco 23% of the gross sales proceeds of the sale. This provision survives any termination of his Employment Agreement.

If we terminate Mr. DeCicco without Cause or he resigns for Good Reason, as defined in the Employment Agreement, we must pay Mr. DeCicco a severance equal to twice his annual base salary. We will also pay him any earned but unpaid bonuses.

Roseann Faltings

Effective July 1, 2018, we entered into an Employment Agreement with Ms. Faltings. Pursuant to his Employment Agreement, Ms. Faltings will receive a base salary of $150,000 per year. In exchange for services previously performed, Ms. Faltings was also granted a stock award under the Employment Agreement equal to 100,000 shares of our common stock. Her stock award includes registration rights to be included in the next registration statement after issuance. We will provide Ms. Faltings with a car and cover its expenses. Ms. Faltings will also be entitled to participate in our employee benefit plans and receive equity incentive awards as determined by the Board of Directors.

If we sell any brand that we own, we will pay Ms. Faltings 23% of the gross sales proceeds of the sale. This provision survives any termination of her Employment Agreement.

If we terminate Ms. Faltings without Cause or she resigns for Good Reason, as defined in the Employment Agreement, we must pay Ms. Faltings a severance equal to twice her annual base salary. We will also pay her any earned but unpaid bonuses.

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David Allen

We do not have an employment agreement with Mr. Allen. Mr. Allen has a salary of $100,000. Nothing has been paid to date and the balance sheet as of September 30, 2018 included a salary accrual of $33,334 for Mr. Allen.

Summary Compensation Table

The following table sets forth information with respect to compensation earned by our Chief Executive Officer and Secretary for the years ended December 31, 2017 and 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)

Richard DeCicco,	2017	150,000	-0-	-0-	-0-	-0-	-0-	-0-	150,000
Chief Executive Officer	2016	150,000	-0-	-0-	-0-	-0-	-0-	-0-	150,000

Roseann Faltings,	2017	100,000	-0-	-0-	-0-	-0-	-0-	-0-	100,000
Secretary	2016	100,000	-0-	-0-	-0-	-0-	-0-	-0-	100,000

Director Compensation

We do not currently have an established policy to provide compensation to members of our Board of Directors for their services in that capacity. We may develop such a policy in the future, but for now all of our directors are also officers, and we do not currently intend to provide for additional compensation related to their duties as directors.

Outstanding Equity Awards at Fiscal Year-End

We do not currently have a stock option or grant plan.

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SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January 18, 2019, certain information with respect to our equity securities owned of record or beneficially by (i) each Officer and Director of the Company; (ii) each person who owns beneficially more than 5% of each class of our outstanding equity securities; and (iii) all Directors and Executive Officers as a group.

NAME AND ADDRESS: (1)	Richard DeCicco (6)		Roseann Faltings (6)		David Allen (6)	Total Officers and Directors
COMMON STOCK:

Common Stock Shares	2,204,164	(7)	1,957,972	(8)	-	6,199,817	(9)

Percentage of Outstanding Common Stock (2)	28.7	%(7)	25.5	%(8)	-	53.1	%(9)

Percentage of Votes (2)	76.2	%(10)	8.5	%(8)	-	84.4	%(9)

PREFERRED STOCK:

Series A Preferred Stock Shares	1		-		-	1

Percentage of Outstanding Series A Preferred Stock (3)	100%		-		-	100%

Series C Preferred Stock Shares	1,000		-		-	1,000

Percentage of Outstanding Series C Preferred Stock (4)	100%		-		-	100%

Series D Convertible Preferred Stock Shares	5		5		-	10

Percentage of Outstanding Series D Convertible Preferred Stock (5)	50%		50%		-	100%

Series E Convertible Preferred Stock Shares	-		-		-	-

Percentage of Outstanding Series E Convertible Preferred Stock	-		-		-	-

________________

(1)	Unless otherwise indicated, the address of the shareholder is c/o Iconic Brands, Inc., 44 Seabro Avenue, Amityville, NY 11701.
(2)	Based on 5,599,765 shares of common stock, 1 share of Series A Preferred Stock, 1,000 shares of Series C Preferred Stock, 10 shares of Series D Convertible Preferred Stock and 6,027,994 shares of Series E Convertible Preferred Stock, issued and outstanding. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person or group holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.
(3)	Based on one (1) share of Series A Preferred Stock issued and outstanding. Each share of Series A Preferred Stock is entitled to two (2) votes for every outstanding share of common stock, giving the holder 50% of all votes eligible to be cast on matters voted on by the common shareholders.
(4)	Based on one thousand (1,000) shares of Series C Preferred Stock issued and outstanding.
(5)	Based on ten (10) shares of Series D Preferred Stock issued and outstanding.
(6)	Indicates one of our officers or directors.
(7)	Includes 246,393 shares of common stock and 1,957,772 shares of common stock issuable upon conversion of all five (5) shares of Series D Preferred Stock. The Percentage of Outstanding Common Stock represents the beneficial ownership percentage of total outstanding shares after conversion of the shareholder’s shares of Series D Preferred Stock.
(8)	Includes 200 shares of common stock and 1957,772 shares of common stock issuable upon conversion of all five (5) shares of Series D Preferred Stock. The Percentage of Outstanding Common Stock represents the beneficial ownership percentage of total outstanding shares after conversion of the shareholder’s shares of Series D Preferred Stock.
(9)	Includes 246,593 shares of common stock and 5,953,224 shares of common stock issuable upon conversion of all ten (10) shares of Series D Preferred Stock. The Percentage of Votes also includes 23,345,978 shares that represent the votes held by the holder of the one (1) share of Series A Preferred Stock after conversion of the Series D Preferred Stock. Each share of Series A Preferred Stock is entitled to two (2) votes for every outstanding share of common stock, giving the holder 50% of all votes eligible to be cast on matters voted on by the common shareholders.
(10)	Includes 246,393 shares of common stock and 1,957,772 shares of common stock issuable upon conversion of all five (5) shares of Series D Preferred Stock. Also includes 15,355,073 shares that represent the votes granted by the Series A Preferred Stock after conversion of the Series D Preferred Stock. Each share of Series A Preferred Stock is entitled to two (2) votes for every outstanding share of common stock, giving the holder 50% of all votes eligible to be cast on matters voted on by the common shareholders. The Series A Preferred Stock has no conversion rights, and the Percentage of Votes with respect to the Common Stock only represents the total number of shares the shareholder may be deemed to control for voting purposes.

Other than as set forth above, the issuer is not aware of any person who owns of record, or is known to own beneficially, five percent (5%) or more of the outstanding securities of any class of the issuer.

There are no current arrangements which will result in a change in control.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Share Exchange Agreement and Subsequent Unwind of Merger

On September 10, 2014, we entered into a Share Exchange Agreement (the “Agreement”) and merger with Medical Marijuana Business Academy, LLC, a company organized pursuant to the laws of the State of Colorado (“MMBA”), and MJ Business Academy, Inc., a Nevada corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which, on September 10, 2014, MMBA merged with and into Merger Sub, with Merger Sub continuing as the surviving entity that succeeded to all of the assets, liabilities and operations of MMBA and whereby MMBA effectively became our wholly-owned operating subsidiary (the “Merger”).

At the effective time of the Merger, the outstanding membership interest units of MMBA, held by Phillip Stark and Charles Houghton, were exchanged for a total of 240,000 newly issued shares of our common stock as consideration for the Merger, and as such, Mr. Stark and Mr. Houghton, as the sole members of MMBA, held a controlling voting interest in our outstanding common stock. At Closing, our CEO, Richard DeCicco, also transferred his One (1) Share of Series A Preferred Stock to Mr. Stark and Mr. Houghton, giving them control of the our preferred stock, as well.

The Agreement contained customary terms and conditions for agreements of this type, including completion of due diligence by the parties and approval of the Merger by MMBA members. At the effective time of the Merger, MMBA’s current officers and directors were appointed as officers and directors of the Company. The Merger became effective on September 10, 2014.

A copy of the Agreement was attached to our Form 8-K filed with the SEC on May 21, 2015 as Exhibit 2.1. The description of the Agreement herein is qualified by the terms of the full text of the agreement attached thereto and the terms thereof are incorporated herein by reference.

Effective on April 9, 2015, the Company, MMBA and Merger Sub entered into an Unwind Agreement (the “Unwind Agreement”) whereby Mr. Houghton and Mr. Stark agreed to transfer their 240,000 shares of our common stock, and to return the One (1) Share of Series A Preferred Stock to Mr. DeCicco, in exchange for the unwinding of the merger, and a return to Mr. Houghton and Mr. Stark of all of the membership interest units in MMBA.

At the Closing of the Unwind Agreement on April 23, 2015, Richard DeCicco was appointed President and Director of the Company and Merger Sub. Following Mr. DeCicco’s appointment, Mr. Stark and Mr. Houghton resigned all officer and director positions in both the Company and Merger Sub, and Mr. DeCicco remains as sole officer and director of Iconic Brands, Inc. and MJ Business Academy, Inc.

As of the Closing of the Unwind Agreement, neither the Company, nor Merger Sub holds any right, title or interest in or to any of the assets of Medical Marijuana Business Academy, LLC, and MMBA is a private entity once again owed solely by its Managing Members, Phillip Stark and Charles Houghton.

A copy of the Unwind Agreement was attached to our Form 8-K filed with the SEC on May 21, 2015 as Exhibit 10.2. The description of the Agreement herein is qualified by the terms of the full text of the agreement attached thereto and the terms thereof are incorporated herein by reference.

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From the Closing of the Merger on September 10, 2014 to the Unwind on April 23, 2015, Charles Houghton and Phillip Stark, held the Control Block consisting of the 240,000 new shares of common stock which were issued by the Company and the One (1) Share of Series A Preferred Stock which was transferred from Richard DeCicco to Mr. Stark and Mr. Houghton. During that time period, Mr. Stark served as CEO and Mr. Houghton served as our President, and they were our only Directors, but the operations and assets of MMJBA were never integrated into the Company, and MMJBA was operated as a separate business.

On April 23, 2015, with the Closing of the Unwind Agreement, Mr. Stark and Mr. Houghton transferred their 240,000 shares of our common stock, and they transferred their One (1) Share of Series A Preferred Stock back to Richard DeCicco. These transfers were finalized by our transfer agent on May 8, 2015, once again giving Richard DeCicco voting control of the Company, Mr. DeCicco was appointed President, CEO and Director of Iconic Brands, Inc. and MJ Business Academy, Inc., and immediately thereafter, Mr. Stark and Mr. Houghton resigned from all officer and director positions held in the Company and Merger Sub.

Acquisition of BiVi LLC

On May 15, 2015, we entered into a Securities Exchange Agreement, with the members of BiVi LLC, a Nevada limited liability company under which we acquired a 51% majority interest in BiVi LLC in exchange for the issuance (a) 4,000 shares of restricted common stock and (b) 1,000 shares of newly created Series C Convertible Preferred Stock. The remaining 49% interest in BiVi LLC is owned by Richard DeCicco, Roseann Faltings and PNBM Holdings.

Upon satisfaction of the conditions set forth in the Securities Exchange Agreement, the Closing was held on May 31, 2015. At Closing, BiVi LLC became our majority owned subsidiary. Prior to the Closing, BiVi LLC was beneficially owned and controlled by Richard DeCicco, the majority shareholder, President, CEO and Director of Iconic Brands, Inc.

Under the terms of the Securities Exchange Agreement, we were required to provide working capital, from time to time, of up to $750,000.00, to be repaid by BiVi LLC from working capital generated from BiVi LLC’s operations. Provided that, in the event that we failed to provide working capital of at least $40,000.00 per month, and such failure continued for a period of sixty (60) calendar days thereafter then BiVi LLC would have had the option, by written notice to us, to declare a default. Had such a default occurred, we would have been required to transfer the majority interest back to BiVi LLC for retirement and the Holders of the Series C Preferred Stock would have been required to surrender all outstanding shares back to the Company for retirement (“BiVi Unwind”). The Company initially provided BiVi with working capital for the BiVi product in the amount of $140,185 through the end of 2015. However, because the parties are under common control, the working capital provisions of the Securities Exchange Agreement were abandoned and the parties have now formally amended the Securities Exchange Agreement to terminate any rights BiVi may have had pursuant to the working capital facility and the BiVi Unwind.

A copy of the Securities Exchange Agreement was attached to our Form 8-K filed with the SEC on May 21, 2015 as Exhibit 10.3 and the amendment is attached hereto as Exhibit 10.4. The description of the Agreement herein is qualified by the terms of the full text of the agreement, as amended, and the terms thereof are incorporated herein by reference.

44

Distribution Agreement

On May 1, 2015, BiVi entered into a Distribution Agreement with United Spirits for United Spirits to distribute and wholesale BiVi’s product and to act as the licensed importer and wholesaler. The Distribution Agreement provides United Spirits the exclusive right for a term of ten years to sell BiVi’s product for an agreed distribution fee equal to $1.00 per case of product sold. United Spirits is owned and managed by Richard DeCicco, the controlling shareholder, President, CEO, and Director of Iconic.

In November 2015, Bellissima and United Spirits agreed to have United Spirits distribute and wholesale Bellissima’s Products under the same terms contained in the Distribution Agreement with BiVi described in the preceding paragraph.

Lease Agreement

We lease our office and warehouse space in North Amityville, New York from United Spirits. On March 27, 2018, we entered into a lease extension with United Spirits. The extension has a term of three years from February 1, 2018 to January 31, 2021 and provides for monthly rent of $4,478.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 4 of our Articles of Incorporation provides that, to the fullest extent permitted by Section 78 of the Nevada Revised Statutes, as the same may be amended and supplemented, the directors of the corporation are not personally liable to the Company or its stockholders for damages for breach of fiduciary duty as a director or officer, but may be personally liable for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (ii) the payment of distributions in violation of NRS 78.300, as amended. Paragraph 1 of Section 78.037 states that the articles of incorporation of a Nevada corporation may contain any provision, not contrary to the laws of the State of Nevada, for the management of the business and for the conduct of the affairs of the corporation.

Section 5 of our Articles of Incorporation provides that, the corporation shall, to the fullest extent permitted by Section 78.751 of the Nevada Revised Statutes, as the same may be amended and supplemented, indemnify any person made or threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Company) by reason of the fact that he or she is or was a director of the Company or is or was serving as a director, officer, employee or agent of another entity at the request of the Company or any predecessor of the Company against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees and disbursements) that he or she incurs in connection with such action or proceeding. Section 78.751 states that the articles of incorporation of a Nevada corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition. It further states that indemnification does not exclude any other rights that an officer or director may have pursuant to the articles, bylaws, shareholders agreement or otherwise, and that it continues for a person who has ceased to be a director, officer, or employee of the Company.

Article IX of our Bylaws further addresses indemnification, including procedures for indemnification claims. Indemnification applies to any person that is made a party to, or threatened to be made a party to, any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was an officer or director of the Company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

45

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, together with all amendments and exhibits thereto, under the Securities Act of 1933 with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. You should refer to the registration statement and its exhibits and schedules for further information. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

Copies of documents we file with the Commission, including this prospectus, the registration statement of which it is a part and the related exhibits, may be read and copies at the Commission’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the Commission are also available through the Commission’s website at the following address: http://www.sec.gov.

Prior to the effective date of the registration statement, we were not subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934. However, we have filed periodic reports and other information with the OTC Markets. Such periodic reports and other information are available on the OTC Markets website at http://www.otcmarkets.com/stock/ICNB/disclosure. Now that the registration statement is effective, we will file periodic reports and other information with the Commission. We maintain a website at www.jpgnicbrandsusa.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports, filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act with the Commission free of charge at our website as soon as reasonably practicable after this material is electronically filed with, or furnished to, the Commission. The reference to our website or web address does not constitute incorporation by reference of the information contained at that site.

EXPERTS

The audited financial statements of Iconic Brands, Inc. as of December 31, 2017 and 2016 appearing in this prospectus which is part of a registration statement have been so included in reliance on the report of BMKR, LLP, given on the authority of such firm as experts in accounting and auditing.

46

INDEX TO FINANCIAL STATEMENTS

For the Three and Nine Months ended September 30, 2018 and 2017

For the Years ended December 31, 2017 and 2016

F-1

Iconic Brands, Inc. and Subsidiaries
Consolidated Balance Sheets

	September 30,	December 31,
	2018	2017
	(Unaudited)	(Restated)
Assets

Current assets:
Cash and cash equivalents	$134,580	$1,237,432
Accounts receivable	121,135	311,074
Inventory	277,889	59,847
Prepaid royalties	30,000	-
Prepaid inventory	-	5,000

Total current assets	563,604	1,613,353

Total assets	$563,604	$1,613,353

Liabilities and Stockholders’ Deficiency

Current liabilities:
Current portion of debt	$583,667	$495,404
Accounts payable and accrued expenses	1,307,157	1,095,995
Loans payable to officer and affiliated entity-noninterest bearing and due on demand	122,481	60,374
Accrued interest payable	48,090	38,734
Derivative liability on convertible debt	-	458,072

Total current liabilities	2,049,078	2,148,579

Derivative liability on warrants	840,000	696,000

Total liabilities	2,889,078	2,844,579

Commitments and contingencies (Note 12)

Stockholders’ deficiency:
Preferred stock, $.001 par value; authorized 100,000,000 shares:
Series A, 1 and 1 share issued and outstanding, respectively	1	1
Series C, 1,000 and 1,000 shares issued and outstanding, respectively	1	1
Series D, 10 and 10 shares issued and outstanding, respectively	-	-
Series E, 2,400,000 and 0 shares issued and outstanding, respectively	2,400	-

Common stock, $.001 par value; authorized 2,000,000,000 shares, 1,359,941,153 and 1,104,391,831 shares issued and outstanding respectively	1,359,941	1,104,392

Common stock to be issued to Escrow Agent, $.001 par value; 133,550,779 and 478,472,520 shares, respectively	133,551	478,473

Additional paid-in capital	14,670,463	14,183,672

Accumulated deficit	(18,118,301)	(17,075,829)

Total Iconic Brands, Inc. stockholders’ equity	(1,951,944)	(1,309,290)

Noncontrolling interests in subsidiaries and variable interest entity	(373,530)	78,064

Total stockholders’ equity (deficiency)	(2,325,474)	(1,231,226)

Total liabilities and stockholders’ deficiency	$563,604	$1,613,353

See notes to consolidated financial statements.

F-2

Iconic Brands, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)

	Three months Ended September 30, 2018	nine months Ended September 30, 2018	Three months Ended September 30, 2017	nine months Ended September 30, 2017

Sales	$217,139	$422,409	$261,801	$752,774
Cost of Sales	125,304	244,556	237,145	450,391
Gross profit	91,835	177,853	24,658	302,383

Operating expenses:
Officers compensation	429,588	432,795	-	-
Professional and consulting fees	76,370	147,777	12,500	52,835
Royalties	21,074	(47,338)	26,780	77,015
Special promotion program with customer	-	597,138	-	-
Marketing and advertising	58,724	310,779	89,675	111,363
Occupancy costs	48,070	128,564	25,972	81,943
Travel and entertainment	34,683	143,984	35,210	116,793
Other	43,849	147,411	20,548	180,331

Total operating expenses	712,358	1,861,1110	21,685	620,280

Income (loss) from operations	(620,523)	(1,683,257)	(186,027)	(317,897)
Other income (expense):
Income (expense) from derivative liability	304,224	314,072	626,174	6,854,466
Interest expense	(10,139)	(29,699)	(10,851)	(55,685)
Amortization of debt discounts	(6,135)	(107,846)	(44,861)	(55,517)
Other Income (expense)	12,665	12,665	-	(50)

Total other income (expense) - net	300,615	189,192	570,462	6,743,214

Net income (loss)	(319,908)	(1,494,065)	384,435	6,425,317

Net loss (income) attributable to noncontrolling interests in subsidiaries and variable interest entity	12,494	451,593	67,952	83,849

Net income (loss) attributable to Iconic Brands, Inc.	$(307,414)	$(1,042,472)	$452,388	$6,509,166

Net income (loss) per common share:
Basic	$(0.00)	$(0.00)	$0.00	$0.01

Weighted average common shares outstanding and to be issued to Escrow Agent:
Basic	1,594,029,884	1,586,599,879	1,388,284,259	1,113,913,267

See notes to consolidated financial statements.

F-3

Iconic Brands, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Deficiency
(Unaudited)

	Series A Preferred Stock $.001 par		Series C Preferred Stock $.001 par		Series D Preferred Stock $.001 par		Series E Preferred Stock $.001 par		Common Stock $.001 par		Common Stock to be issued to Escrow Agent $0.001 par		Additional Paid-in	Noncontrolling Interests in Subsidiaries and Variable	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Interest Entity	Deficit	Total
Balance at December 31, 2017	1	$1	1,000	$1	10	$-	-	$-	1,104,391,831	$1,104,392	478,472,520	$478,473	$14,183,672	$78,064	$(17,075,829)	$(1,231,228)

Common stock issued to Escrow Agent	-	-	-	-	-	-	-	-	344,921,741	344,922	(344,921,741)	(344,921)	-	-	-	-

Series E Preferred Stock and warrants sold to two investors	-	-	-	-	-	-	1,200,000	1,200	-	-	-	-	298,800	-	-	300,000
Series E Preferred Stock to be issued in exchange for common stock pursuant to Share Exchange Agreement dated May 21, 2018	-	-	-	-	-	-	1,200,000	1,200	(120,000,000)	(120,000)	-	-	118,800	-	-	-
Debt conversion	-	-	-	-	-	-	-	-	30,627,581	30,628	-	-	45,941	-	-	76,569
Warrants issued to law firm for services	-	-	-	-	-	-	-	-	-	-	-	-	23,250	-	-	23,250
Net income attributable to noncontrolling interests in subsidiaries and variable interest entity	-	-	-	-	-	-	-	-	-	-	-	-	-	(451,593)	-	(451,593)

Net income	-		-	-	-	-	-	-	-	-	-	-	-	-	-	(1,042,473)

Balance at September 30, 2018	1	$1	1,000	$1	10	$-	2,400,000	$2,400	1,359,941,153	$1,359,941	133,550,779	$133,551	$14,670,463	$(373,531)	$(17,686,301)	$(2,325,474)

See notes to consolidated financial statements

F-4

Iconic Brands, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Nine months Ended September 30,
	2018	2017
Operating Activities:
Net income (loss) attributable to Iconic Brands, Inc.	$(1,042,472)	$6,509,166
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Net income (loss) attributable to noncontrolling interests in subsidiaries and variable interest entity	(451,593)	(83,849)
Stock-based compensation	23,250	20,000
Expense (income) from derivative liability	(314,072)	(6,854,466)
Amortization of debt discounts	107,846	55,517
Changes in operating assets and liabilities:
Accounts receivable	189,939	68,079
Inventory	(218,042)	9,675
Prepaid expenses	5,000	(108,083)
Prepaid royalties	(30,000)	-
Accounts payable and accrued expenses	235,487	64,426
Accrued interest payable	29,698	(224,142)

Net cash used in operating activities	(1,464,959)	(543,677)

Financing Activities :
Proceeds from issuance of debt-net	-	341,837
Proceeds from sale of common stock and warrants	-	300,000
Proceeds from sale of Series E Preferred Stock and warrants	300,000	-
Loans payable to officer and affiliated entity	62,107	(8,544)

Net cash provided by financing activities	362,107	633,293

Increase (decrease) in cash and cash equivalents	(1,102,852)	89,616

Cash and cash equivalents, beginning of period	1,237,432	2,216

Cash and cash equivalents, end of period	$134,580	$91,832

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid	$-	$-
Interest paid	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:

Issuance of common stock in satisfaction of debt and accrued interest	$-	$98,397

Agreements to issue common stock in satisfaction of debt and accrued interest	$-	$719,680

Issuance of common stock to Escrow Agent in connection with Settlement Agreement and Amended Settlement Agreement	$344,921	$71,194

Series E Preferred Stock to be issued in exchange for common stock pursuant to Share Exchange Agreement dated May 21, 2018	$120,000	$-

See notes to consolidated financial statements.

F-5

Iconic Brands, Inc. and Subsidiaries Notes to Consolidated Financial Statements Nine Months Ended September 30, 2018 and 2017 (Unaudited)

1. ORGANIZATION AND NATURE OF BUSINESS

Iconic Brands, Inc., formerly Paw Spa, Inc. (“Iconic Brands” or “Iconic”), was incorporated in the State of Nevada on October 21, 2005. Effective December 31, 2016, Iconic closed on a May 15, 2015 agreement to acquire a 51% interest in BiVi LLC (“BiVi”), the brand owner of “BiVi 100 percent Sicilian Vodka,” and closed on a December 13, 2016 agreement to acquire a 51% interest in Bellissima Spirits LLC (“Bellissima”), the brand owner of Bellissima sparkling wines. These transactions involved entities under common control of the Company’s chief executive officer and represented a change in reporting entity. The financial statements of the Company have been retrospectively adjusted to reflect the operations at BiVi and Bellissima from their inception.

BiVi was organized in Nevada on May 4, 2015, Bellissima was organized in Nevada on November 23, 2015.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Principles of Consolidation

The consolidated financial statements include the accounts of Iconic, its two 51% owned subsidiaries BiVi and Bellissima, and United Spirits, Inc., a variable interest entity of Iconic (see Note 5) (collectively, the “Company”). All inter-company balances and transactions have been eliminated in consolidation.

(b) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

(c) Fair Value of Financial Instruments

Generally accepted accounting principles require disclosing the fair value of financial instruments to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

In assessing the fair value of financial instruments, the Company uses a variety of methods and assumptions, which are based on estimates of market conditions and risks existing at the time. For certain instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, it was estimated that the carrying amount approximated fair value because of the short maturities of these instruments. All debt is carried at face value less any unamortized debt discounts.

F-6

Iconic Brands, Inc. and Subsidiaries Notes to Consolidated Financial Statements Nine Months Ended September 30, 2018 and 2017 (Unaudited)

(d) Cash and Cash Equivalents

The Company considers all liquid investments purchased with original maturities of ninety days or less to be cash equivalents.

(e) Accounts Receivable, Net of Allowance for Doubtful Accounts

The Company extends unsecured credit to customers in the ordinary course of business but mitigates risk by performing credit checks and by actively pursuing past due accounts. The allowance for doubtful accounts is based on customer historical experience and the aging of the related accounts receivable. At September 30, 2018 and December 31, 2017, the allowance for doubtful accounts was $0.

(f) Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market, with due consideration given to obsolescence and to slow moving items. Inventory at September 30, 2018 and December 31, 2017 consists of cases of BiVi Vodka and cases of Bellissima sparkling wines purchased from our Italian suppliers.

(g) Revenue Recognition

Revenue from product sales is recognized when all of the following criteria are met: (1) persuasive evidence of an arrangement exists, (2) the price is fixed or determinable, (3) collectability is reasonably assured, and (4) delivery has occurred. Persuasive evidence of an arrangement and fixed price criteria are satisfied through purchase orders. Collectability criteria are satisfied through credit approvals. Delivery criteria are satisfied when the products are shipped to a customer and title and risk of loss passes to the customer in accordance with the terms of sale. The Company has no obligation to accept the return of products sold other than for replacement of damaged products. Other than quantity price discounts negotiated with customers prior to billing and delivery (which are reflected as a reduction in sales), the Company does not offer any sales incentives or other rebate arrangements to customers.

(h) Shipping and Handling Costs

Shipping and handling costs to deliver product to customers are reported as operating expenses in the accompanying statements of operations. Shipping and handling costs to purchase inventory are capitalized and expensed to cost of sales when revenue is recognized on the sale of product to customers.

(i) Stock-Based Compensation

Stock-based compensation is accounted for at fair value in accordance with Accounting Standards Codification (“ASC”) Topic 718, “Compensation-Stock Compensation”. For the three and nine months ended September 30, 2018, stock-based compensation was $23,250. For the nine months ended September 30, 2017, stock-based compensation was $20,000.

F-7

Iconic Brands, Inc. and Subsidiaries Notes to Consolidated Financial Statements Nine Months Ended September 30, 2018 and 2017 (Unaudited)

(j) Income Taxes

Income taxes are accounted for under the assets and liability method. Current income taxes are provided in accordance with the laws of the respective taxing authorities. Deferred income taxes are provided for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is not more likely than not that some portion or all of the deferred tax assets will be realized.

(k) Net Income (Loss) per Share

Basic net income (loss) per common share is computed on the basis of the weighted average number of common shares outstanding and to be issued to Escrow Agent (see Note 10) during the period of the financial statements.

Diluted net income (loss) per common share is computed on the basis of the weighted average number of common shares and to be issued to Escrow Agent (see Note 10) and dilutive securities (such as stock options, warrants, and convertible securities) outstanding. Dilutive securities having an anti-dilutive effect on diluted net income (loss) per share are excluded from the calculation.

(l) Recently Issued Accounting Pronouncements

Certain accounting pronouncements have been issued by the FASB and other standard setting organizations which are not yet effective and have not yet been adopted by the Company. The impact on the Company’s financial position and results of operations from adoption of these standards is not expected to be material.

3. INVESTMENT IN BIVI LLC

On May 15, 2015, Iconic entered into a Securities Exchange Agreement by and among the members of BiVi LLC, a Nevada limited liability company (“BiVi”), under which Iconic acquired a 51% majority interest in BiVi in exchange for the issuance of (a) 1,000,000 shares of restricted common stock and (b) 1,000 shares of newly created Series C Convertible Preferred Stock.

Prior to May 15, 2015, BiVi was beneficially owned and controlled by Richard DeCicco, the controlling shareholder, President, CEO and Director of Iconic Brands, Inc.

4. INVESTMENT IN BELLISSIMA SPIRITS LLC

On December 13, 2016, Iconic entered into a Securities Purchase Agreement with Bellissima Spirits LLC (“Bellissima”) and Bellissima’s members under which Iconic acquired a 51% Majority Interest in Bellissima in exchange for the issuance of a total of 10 shares of newly designated Iconic Series D Convertible Preferred Stock. Each share of Iconic Series D Convertible Preferred Stock is convertible into the equivalent of 5.1% of Iconic common stock issued and outstanding at the time of conversion.

F-8

Iconic Brands, Inc. and Subsidiaries Notes to Consolidated Financial Statements Nine Months Ended September 30, 2018 and 2017 (Unaudited)

Prior to December 13, 2016, Bellissima was controlled by Richard DeCicco, the controlling shareholder, President, CEO and Director of Iconic.

5. UNITED SPIRITS, INC.

United Spirits, Inc. (“United”) is owned and managed by Richard DeCicco, the controlling shareholder, President, CEO, and Director of Iconic. United provides distribution services for BiVi and Bellissima (see Note 12) and is considered a variable interest entity (“VIE”) of Iconic. Since Iconic has been determined to be the primary beneficiary of United, we have included United’s assets, liabilities, and operations in the accompanying consolidated financial statements of Iconic. Summarized financial information of United follows:

	September 30, 2018	December31, 2017
Balance Sheets:
Cash and cash equivalents	$98,448	$1,181,076
Prepaid Royalties	30,000	-
Intercompany receivable from Iconic (A)	420,540	230,226
Total assets	$548,988	$1,411,302
Intercompany payable to Bellissima (A)	$484,499	$1,376,729
Intercompany payable to BiVi (A)	58,585	88,259
Current portion of debt	15,470	15,470
Loans payable to officer and affiliated entity	130,378	71,052
Accounts payable and accrued expense	79	-
Total Liabilities	689,011	1,551,510
Noncontrolling interest in VIE	(140,023)	(140,208)
Total liabilities and stockholders’ deficiency	$548,988	$1,411,302

	Nine months ended September 30,
	2018	2017
Statements of operations:
Intercompany distribution income (A)	7,665	-
Operating expense	7,479	12,821
Net loss	$186	(12,821)

__________

(A)	Eliminated in consolidation

F-9

Iconic Brands, Inc. and Subsidiaries Notes to Consolidated Financial Statements Nine Months Ended September 30, 2018 and 2017 (Unaudited)

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of:

	September 30, 2018	December31, 2017
Accounts payable	$160,953	$261,767
Accrued officers compensation	917,916	500,000
Accrued royalties	223,983	271,321
Other	4,305	62,909
Total	$1,307,157	$1,095,997

7. DEBT

Debt consists of:

	September 30,	December 31,
	2018	2017

Alpha Capital Anstalt (“Alpha”):

$50,000 Promissory Note dated June 9, 2017, interest at 5%, due September 30, 2018 (G)	50,000	26,554

Total Alpha	50,000	26,554

Sky-Direct LLC (“Sky”):

$15,000 Promissory Note assigned March 25, 2016, interest at 12%, due September 30, 2018 (A) (B) (D)(H)	15,000	15,000

$14,975 Promissory Notes dated October 19 2016, November 29, 2016, and December 30, 2016, interest at 12%, due September 30, 2018 (C)(H)	14,975	14,975

$80,700 Promissory Note dated January 30, 2017, interest at 12%, due September 30, 2018 (C)(H)	80,700	80,700

$80,000 Promissory Note dated February 28, 2017, interest at 12%, due September 30, 2018 (C)(H)	80,000	80,000

$7,000 Promissory Note dated June 30, 2017, interest at 12%, due September 30, 2018 (C)(H)	7,000	7,000

$3,000 Promissory Note dated April 28, 2017, interest at 12%, due September 30, 2018 (C)(H)	3,000	3,000

$5,000 Promissory Note dated May 19, 2017, interest at 10%, due September 30, 2018 (H)	5,000	3,095

$80,000 Promissory Note dated July 31, 2017, interest at 10%, due July 31, 2018- less unamortized debt discount of $0 and $46,465, respectively (H)	80,000	33,535

Total Sky	285,675	245,655

F-10

Iconic Brands, Inc. and Subsidiaries Notes to Consolidated Financial Statements Nine Months Ended September 30, 2018 and 2017 (Unaudited)

Oscaleta Partners LLC (“Oscaleta”):

$30,019 Promissory Note dated April 20, 2017, interest at 5%, due September 30, 2018(G)	30,019	17,556

$25,000 Promissory Note dated June 9, 2017, interest at 5%, due September 30, 2018 (G)	25,000	13,278

Total Oscaleta	55,019	30,834

East Six Opportunity Fund LLC:

$25,000 Promissory Note dated June 13, 2017, interest at 5%, due September 30, 2018 (G)	25,000	13,155

Other:

$10,000 Promissory Note to Sable Ridge Special Equity Fund LP dated October 10, 2014, interest at 10%, due December 31, 2018 (I)	10,000	10,000

$10,000 Promissory Note to Durham Property Management Inc. dated November 1, 2013, interest at 12%, due December 31, 2018 (I)	10,000	10,000

Loans from Peter Levine and affiliates, non-interest bearing, no terms of repayment	147,973	147,973

Total Other	167,973	167,973

Total	583,667	495,404

Less current portion	(583,667)	(495,404)

Non-current portion	$-	$-

Legend
(A)	Assigned by Equity Markets Advisory Inc.

(B)

Convertible into ICNB common stock at a Conversion Price equal to the lesser of (1) $0.01 per share or (2) 50% discount from the lowest closing bid price during the 30 days prior to the Notice of Conversion. See Note 8 (Derivative Liability).

(C)	Convertible into ICNB common stock at a Conversion Price equal to a 50% discount to market. See Note 8 (Derivative Liability).

(D)	On December 7, 2016, the Conversion Price on these notes was amended to $0.0015 per share. See Note 8 (Derivative Liability).

(E)

On March 28, 2017, pursuant to a Settlement Agreement and Release, these notes and related accrued interest (totaling $892,721) were satisfied through the Company’s agreement to issue of a total of 482,926,829 shares of its common stock. See Note 10.

(F)

On May 5, 2017, pursuant to an Amended Settlement Agreement and Release, these notes and related accrued interest (totaling $1,099,094) were satisfied through the Company’s agreement to issue a total of 613,000,000 shares of its common stock. See Note 10.

F-11

Iconic Brands, Inc. and Subsidiaries Notes to Consolidated Financial Statements Nine Months Ended September 30, 2018 and 2017 (Unaudited)

(G)	Convertible into ICNB common stock at a Conversion Price of $0.01 per share. Contains “down round” price protection. See Note 8 (Derivative Liability).
(H)	In November 2017, the Conversion Price was amended to $0.0025 per share and the due date was amended to June 30, 2018.
(I)	In August 2018, the Conversion Price was amended to $0.0025 per share and the due date was amended to December 31, 2018.

Effective October 4, 2018 (see Note 13: Subsequent Events), the above debt and accrued interest thereon was satisfied through (1) the issuance of a total of 2,077,994 shares of our Series E convertible preferred stock plus warrants to acquire 207,799,400 shares of our common stock (for $519,499 debt and accrued interest), (2) the issuance of a total of 30,627,581 shares of our common stock (for $32,912 debt and accrued interest), and (3) cash (for $90,296 debt and accrued interest).

8. DERIVATIVE LIABILITY ON CONVERTIBLE DEBT

The derivative liability consists of:

	September 30, 2018		December 31, 2017
	Face Value	Derivative Liability	Face Value	Derivative Liability

Alpha Capital Anstalt (“Alpha”):

$50,000 Promissory Note dated June 9, 2017, interest at 5%, due September 30, 2018 (G)	50,000	-	50,000	10,000

Total Alpha	50,000	-	50,000	10,000

Sky-Direct LLC (“Sky”):

$15,000 Promissory Note assigned March 25, 2016, interest at 12%, due September 30, 2018 (A) (B) (D) (H)	15,000	-	15,000	27,000

$14,975 Promissory Notes dated October 19 2016, November 29, 2016, and December 30, 2016, interest at 12%, due September 30, 2018 (C) (H)	14,975	-	14,975	26,955

$80,700 Promissory Note dated January 30, 2017, interest at 12%, due September 30, 2018 (C) (H)	80,700	-	80,700	145,260

$80,000 Promissory Note dated February 28, 2017, interest at 12%, due September 30, 2018 (C) (H)	80,000	-	80,000	144,000

$7,000 Promissory Note dated June 30, 2017, interest at 12%, due September 30, 2018 (C) (H)	7,000	-	7,000	12,600

$3,000 Promissory Note dated April 28, 2017, interest at 12%, due September 30, 2018 (C)(H)	3,000	-	3,000	5,400

$5,000 Promissory Note dated May 19, 2017, interest at 10%, due September 30, 2018 (H)	5,000	-	5,000	800

$80,000 Promissory Note dated July 31, 2017, interest at 10%, due September 30, 2018 (H)	80,000	-	80,000	17,600

Total Sky	285,675	-	294,025	394,645

F-12

Iconic Brands, Inc. and Subsidiaries Notes to Consolidated Financial Statements Nine Months Ended September 30, 2018 and 2017 (Unaudited)

Oscaleta Partners LLC (“Oscaleta”):

$30,019 Promissory Note dated April 20, 2017, interest at 5%, due September 30, 2018 (G)	30,019	-	30,019	6,004

$25,000 Promissory Note dated June 9, 2017, interest at 5%, due September 30, 2018 (G)	25,000	-	25,000	5,000

Total Oscaleta	55,019	-	55,019	11,004

East Six Opportunity Fund LLC:

$25,000 Promissory Note dated June 13, 2017, interest at 5%, due September 30, 2018 (G)	25,000	-	25,000	5,000

Total	$415,694	$-	$435,271	$458,072

In September 2018, the Company entered into Securities Exchange Agreements and other agreement with holders of all convertible debt then outstanding to have such debt satisfied (which occurred effective October 4, 2018 – see Note 13). Accordingly, the Company reduced the then derivative liability from $255,294 to $0.

Before being satisfied, the above convertible notes contained variable conversion features based on the future trading price of the Company common stock. Therefore, the number of shares of common stock issuable upon conversion of the notes was indeterminate. Accordingly, we recorded the $458,072 fair value of the embedded conversion features at December 31, 2017 as a derivative liability. The $458,072 decrease in the fair value of the derivative liability from $458,072 at December 31, 2017 to $0 at September 30, 2018 was credited to income from derivative liability.

The fair values of the embedded conversion features are measured quarterly using the Black Scholes option pricing model. Assumptions used to calculate the derivative liability at December 31, 2017 include stock price of $0.0065 per share, (2) exercise prices ranging from $0.0015 to $0.01 per share, (3) terms ranging from 3 months to 9 months, (4) expected volatility of 159%, and (5) risk free interest rates ranging from 1.28% to 1.53%.

9. DERIVATIVE LIABILITY ON WARRANTS

From September 2017 to November 2017, in connection with the sale of a total of 120,000,000 shares of common stock (see Note 10), the Company issued a total of 120,000,000 Common Stock Purchase Warrants (the “Warrants”) to the respective investors. The Warrants are exercisable into ICNB common stock at a price of $0.01 per share, expire five years from date of issuance, and contain “down round” price protection.

F-13

Iconic Brands, Inc. and Subsidiaries Notes to Consolidated Financial Statements Nine Months Ended September 30, 2018 and 2017 (Unaudited)

Effective May 21, 2018, the Company issued a total of 120,000,000 warrants to four investors in connection with the sale of 120,000 shares of Series E Preferred Stock for $300,000 cash (see Note 10). These warrants are exercisable into ICNB common stock at a price of $0.01 per share and expire five years from date of issuance, and contain “down round” price protection.

The down round provision of the above Warrants requires a reduction in the exercise price if there are future issuances of common stock equivalents at a lower price than the $0.01 exercise price of the Warrants. Accordingly, we have recorded the $840,000 fair value of the Warrants at September 30, 2018 as a derivative liability.

The fair value of the Warrants is measured quarterly using the Black Scholes option pricing model. Assumptions used to calculate the fair value of the Warrants at September 30, 2018 include (1) stock price of $0.0045 per share, (2) exercise price of $0.01 per share, (3) term ranges from 4 years to 4.5 years, (4) expected volatility of 135%, and (5) risk free interest rates range from 2.91% to 2.94%.

10. CAPITAL STOCK

Preferred Stock

The one share of Series A Preferred Stock, which was issued to Richard DeCicco on June 10, 2009, entitles the holder to two votes for every share of Common Stock Deemed Outstanding and has no conversion or dividend rights.

The 1000 shares of Series C Preferred Stock, which were issued to Richard DeCicco on May 15, 2015 pursuant to the Securities Exchange Agreement (see Note 3) for the Company’s 51% investment in BiVi, entitles the holder in the event of a Sale (as defined) to receive out of the proceeds of such Sale (in whatever form, be it cash, securities, or other assets), a distribution from the Company equal to 76.93% of all such proceeds received by the Company prior to any distribution of such proceeds to all other classes of equity securities, including any series of preferred stock designated subsequent to this Series C Preferred Stock.

The 10 shares of Series D Preferred Stock, which were issued to Richard DeCicco and Roseann Faltings (5 shares each) on December 13, 2016 pursuant to the Securities Purchase Agreement (See Note 4) for the Company’s 51% investment in Bellissima, entitles the holders to convert each share of Series D Preferred Stock to the equivalent of 5.1% of the common stock issued and outstanding at the time of conversion.

Effective May 21, 2018, the Company entered into a Share Purchase Agreement with the four investors who purchased 120,000,000 shares of common stock pursuant to a Securities Purchase Agreement dated October 27, 2017. The Exchange Agreement provides for the exchange of the 120,000,000 shares of common stock for 1,200,000 shares of Series E Preferred stock. Each share of Series E Preferred Stock is convertible into 100 shares of common stock, is entitled to 100 votes on all matters to come before the common stockholders or shareholders generally, is entitled to dividends on an as-converted-to-common stock basis, is entitled to a distribution preference of $0.25 upon liquidation, and is not redeemable.

F-14

Iconic Brands, Inc. and Subsidiaries Notes to Consolidated Financial Statements Nine Months Ended September 30, 2018 and 2017 (Unaudited)

Effective May 21, 2018, the Company sold a total of 1,200,000 shares of Series E Preferred Stock and 120,000,000 warrants to the four investors referred to in the preceding paragraph for $300,000 cash pursuant to an Amendment No.1 to Securities Purchase Agreement.

Common Stock

In February 2017, the Company issued an aggregate of 5,965,129 shares of its common stock in settlement of convertible notes payable totaling $72,773.

On March 28, 2017, the Company executed a Settlement Agreement and Release (the “Settlement Agreement”) with 4 holders of convertible notes payable. Notes payable and accrued interest totaling $892,721 were satisfied through the Company’s agreement to irrevocably reserve a total of 482,926,829 shares of its common stock and to deliver such shares in separate tranches to the Escrow Agent upon receipt of a conversion notice delivered by the Escrow Agent to the Company.

On May 5, 2017, the Company executed an Amended Settlement Agreement and Release (the “Amended Settlement Agreement”) replacing the Settlement Agreement and Release dated March 28, 2017 (see preceding paragraph). The Amended Settlement Agreement is with 5 holders of convertible notes payable (the 4 holders who were parties to the Settlement Agreement and Release dated March 28, 2017 and one additional holder) and provided for the satisfaction of notes payable and accrued interest totaling $1,099,094 (a $206,373 increase from the $892,721 amount per the Settlement Agreement and Release dated March 28, 2017) through the Company’s agreement to irrevocably reserve a total of 613,000,000 shares of its common stock (a 130,073,171 share increase from the 482,926,829 shares per the Settlement Agreement and Release dated March 28, 2017) and deliver such shares in separate tranches to the Escrow Agent upon receipt of a conversion notice delivered by the Escrow Agent to the Company.

In the quarterly period ended June 30, 2017, the Company issued an aggregate of 71,194,147 shares of its common stock to the Escrow Agent pursuant to the Amended Settlement Agreement. In the quarterly period ended September 30, 2017, the Company issued an aggregate of 63,333,333 shares of its common stock to the Escrow Agent pursuant to the Amended Settlement Agreement.

On June 29, 2017, the Company issued 10,018,893 shares of its common stock in settlement of convertible notes payable and accrued interest payable totaling $50,094.

On July 17, 2017 and July 25, 2017, the Company issued a total of 15,089,720 shares of its common stock in settlement of convertible notes payable and accrued interest payable totaling $75,449.

On August 17, 2017, the Company issued 4,000,000 shares of its common stock to a marketing entity for services rendered. The shares were valued at $0.005 per share and $20,000 was expensed and included in marketing and advertising expenses in the three months ended September 30, 2017.

From September 2017 to November 2017, pursuant to a Securities Purchase Agreement dated October 27, 2017 (the “SPA”), the Company issued a total of 120,000,000 shares of its common stock and 120,000,000 warrants to four investors for a total of $300,000 cash. The Warrants are exercisable into ICNB common stock at a price of $0.01 per share, expire five years from date of issuance, and contain “down round” price protection (see Note 9).

F-15

Iconic Brands, Inc. and Subsidiaries Notes to Consolidated Financial Statements Nine Months Ended September 30, 2018 and 2017 (Unaudited)

On January 2, 2018, the Company issued 25,861,627 shares of its common stock to the Escrow Agent pursuant to the Amended Settlement Agreement.

On January 19, 2018, the Company issued 54,031,807 shares of its common stock to the Escrow Agent pursuant to the Amended Settlement Agreement.

On March 14, 2018, the Company issued 31,666,667 shares of its common stock to the Escrow Agent pursuant to the Amended Settlement Agreement.

On April 5, 2018, the Company issued 43,000,000 shares of its common stock to the Escrow Agent pursuant to the Amended Settlement Agreement.

On April 9, 2018, the Company issued 70,073,973 shares of its common stock to the Escrow Agent pursuant to the Amended Settlement Agreement.

On April 12, 2018, the Company issued 120,287,667 shares of its common stock to the Escrow Agent pursuant to the Amended Settlement Agreement.

Effective May 21, 2018, the Company entered into a Share Purchase Agreement with the four investors who purchased 120,000,000 shares of common stock pursuant to a Securities Purchase Agreement dated October 27, 2017. The Exchange Agreement provides for the exchange of the 120,000,000 shares of common stock for 1,200,000 shares of Series E Preferred stock. Each share of Series E Preferred Stock is convertible into 100 shares of common stock, is entitled to 100 votes on all matters to come before the common stockholders or shareholders generally, is entitled to dividends on an as-converted-to-common stock basis, is entitled to a distribution preference of $0.25 upon liquidation, and is not redeemable.

Warrants

A summary of warrants activity for the period January 1, 2017 to September 30, 2018 follows:

Common shares Equivalent
Balance, January 1, 2017	-
Issued in year ended December 31, 2017	133,500,000
Balance, December 31, 2017	133,500,000
Issued in nine months ended September 30, 2018	127,500,000
Balance, September 30, 2018	261,000,000

F-16

Iconic Brands, Inc. and Subsidiaries Notes to Consolidated Financial Statements Nine Months Ended September 30, 2018 and 2017 (Unaudited)

Issued and outstanding warrants at September 30, 2018 consist of:

Year Granted	Number Common Shares Equivalent	Exercise Price Per Share	Consist of Expiration Date
2017	13,500,000	$0.01	June 22, 2022 to June 30, 2022
2017	120,000,000	$0.01	September 2022 to November 2022
2018	7,500,000	$0.01	May 21, 2023
2018	120,000,000	$0.01	May 21, 2023

Total	261,000,000

In connection with the Company’s issuance of a total of $135,019 convertible notes payable in the three months ended June 30, 2017, the Company issued a total of 13,500,000 Common Stock Purchase Warrants (the ‘Warrants”) to the respective lenders. The Warrants are exercisable into ICNB common stock at a price of $0.01 per share and expire at dates ranging from June 22, 2022 to June 30, 2022.

As discussed in Note 9, the Company issued a total of 120,000,000 warrants to four investors from September 2017 to November 2017. The Warrants are exercisable into ICNB common stock at a price of $0.01 per share and expire five years from date of issuance.

Effective May 21, 2018, the Company issued 7,500,000 warrants to a law firm for services rendered. The warrants are exercisable into ICNB common stock at a price of $0.01 per share and expire five years from date of issuance. The $23,250 fair value of the warrants was expensed in the three months ended June 30, 2018.

As discussed in Preferred Stock above, the Company issued a total of 120,000,000 warrants to four investors effective May 21, 2018 in connection with the sale of 120,000 shares of Series E Preferred stock for $300,000 cash. These warrants are exercisable into ICNB common stock at a price of $0.01 per share and expire five years from date of issuance.

11. INCOME TAXES

No income taxes were recorded in the nine months ended September 30, 2018 and 2017 since the Company had taxable losses in these periods.

F-17

Iconic Brands, Inc. and Subsidiaries Notes to Consolidated Financial Statements Nine Months Ended September 30, 2018 and 2017 (Unaudited)

The provision for (benefit from) income taxes differs from the amount computed by applying the statutory United States federal income tax rate (21% in 2018; 35% in 2017) for the periods presented to income (loss) before income taxes. The sources of the difference are as follows:

	Nine months ended September 30, 2018	Nine months ended September 30, 2017

Expected tax at 21% and 35%	$(313,754)	$2,248,861

Nontaxable income from derivative liability	65,955	(2,399,063)

Nondeductible amortization of debt discount	22,648	19,431

Increase (decrease) in valuation allowance	225,151	(130,771)

Income tax provision	$-	$-

Significant components of the Company’s deferred income tax assets are as follows:

	September 30, 2018	December 31, 2017

Net operating loss carryforward	$3,447,980	$3,222,829

Less valuation allowance	(3,447,980)	(3,222,829)

Deferred income tax assets - net	$-	$-

Based on management’s present assessment, the Company has not yet determined that a deferred tax asset attributable to the future utilization of the net operating loss carryforward as of September 30, 2018 will be realized. Accordingly, the Company has maintained a 100% valuation allowance against the deferred tax asset in the financial statements at September 30, 2018. The Company will continue to review this valuation allowance and make adjustments as appropriate.

Current United States income tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited.

All tax years remain subject to examination by major taxing jurisdictions.

12. COMMITMENTS AND CONTINGENCIES

(a) Iconic Guarantees

On May 26, 2015, BiVi LLC (“BiVi”) entered into a License Agreement with Neighborhood Licensing, LLC (the “BiVi Licensor”), an entity owned by Chazz Palminteri (“Palminteri”), to use Palminteri’s endorsement, signature and other intellectual property owned by the BiVi Licensor. Iconic has agreed to guarantee and act as surety for BiVi’s obligations under certain sections of the License Agreement and to indemnify the BiVi Licensor and Palminteri against third party claims.

F-18

Iconic Brands, Inc. and Subsidiaries Notes to Consolidated Financial Statements Nine Months Ended September 30, 2018 and 2017 (Unaudited)

On November 12, 2015, Bellissima Spirits LLC (“Bellissima”) entered into a License Agreement with Christie Brinkley, Inc. (the “Bellissima Licensor”), an entity owned by Christie Brinkley (“Brinkley”), to use Brinkley’s endorsement, signature, and other intellectual property owned by the Bellissima Licensor. Iconic has agreed to guarantee and act as surety for Bellissima’s obligations under certain sections of the License Agreement and to indemnify the Bellissima Licensor and Brinkley against third party claims. Also, Brinkley was granted a 24 month option to purchase 1% of the outstanding shares of Iconic common stock on a fully diluted basis (as of the date of Brinkley’s exercise of the option) at an exercise price of $0.001 per share.

(b) Royalty Obligations of BiVi and Bellissima

Pursuant to the License Agreement with the Bivi Licensor (see Note 12a. above), BiVi is obligated to pay the BiVi Licensor a Royalty Fee equal to 5% of monthly gross sales of BiVi Brand products payable monthly subject to an annual Minimum Royalty Fee of $100,000 in year 1, $150,000 in year 2, $165,000 in year 3, $181,500 in year 4, $199,650 in year 5, and $219,615 in year 6 and each subsequent year.

Pursuant to the License Agreement and Amendment No. 1 to the License Agreement effective June 30, 2017 with the Bellissima Licensor (see Note 12a. above), Bellissima is obligated to pay the Bellissima Licensor a Royalty Fee equal to 10% of monthly gross sales (12.5% for sales in excess of defined Case Break Points) of Bellissima Brand products payable monthly. The Bellissima Licensor has the right to terminate the endorsement if Bellissima fails to sell 10,000 cases of Bellissima Brand products in year 1, 15,000 cases in year 2, or 20,000 cases in year 3 and each subsequent year.

(c) Brand Licensing Agreement relating to Hooters Marks

On July 23, 2018, United Spirits, Inc. (“United”) executed a Brand Licensing Agreement (the “Agreement”) Limited Partnership (“the Licensor”). The Agreement provides United a license to use certain “Hooters” Marks to manufacture, market, distribute, and sell alcoholic products.

The Initial Term of the Agreement is from July 23, 2018 through December 31, 2020. Provided that United is not in breach of any terms of the Agreement, United may extend the Term for an additional 3 years through December 31, 2023.

The Agreement provides for United’s payment of Royalty Fees (payable quarterly) to the Licensor equal to 6% of the net sales of the licensed products subject to a minimum royalty fee of $65,000 for Agreement year 1 (ending December 31, 2018), $255,000 for Agreement year 2, $315,000 for Agreement year 3 and 4, $360,000 for Agreement year 5, and $420,000 for Agreement year 6.

The Agreement also provides for United’s payment of an advance payment of $30,000 to the Licensor to be credited towards royalty fees payable to Licensor. On September 6, 2018, the $30,000 advance payment was paid to the Licensor and is included on the Consolidated Balance Sheet. The Agreement also provides for United’s payment of a marketing contribution equal to 2% of the prior year’s net sales of the Licensed Products. If United fails to spend the required marketing contribution in any calendar year, the deficiency will be paid to Licensor.

F-19

Iconic Brands, Inc. and Subsidiaries Notes to Consolidated Financial Statements Nine Months Ended September 30, 2018 and 2017 (Unaudited)

(d) Distribution Agreement

On May 1, 2015, BiVi entered into a Distribution Agreement with United Spirits, Inc. (“United”) for United to distribute and wholesale BiVi’s product and to act as the licensed importer and wholesaler. The Distribution Agreement provides United the exclusive right for a term of ten years to sell BiVi’s product for an agreed distribution fee equal to $1.00 per case of product sold. United is owned and managed by Richard DeCicco, the controlling shareholder, President, CEO, and Director of Iconic.

In November 2015, Bellissima and United agreed to have United distribute and wholesale Bellissima’s Products under the same terms contained in the Distribution Agreement with BiVi described in the preceding paragraph.

(e) Compensation Arrangements

Effective April 1, 2018, the Company executed Employment Agreements with its Chief Executive Officer Richard DeCicco (“DeCicco”) and its Vice President of Sales and Marketing Roseann Faltings (“Faltings”). Both agreements have a term of 24 months (to March 31, 2020). The DeCicco Employment Agreement provides for a base salary at the rate of $265,000 per annum and a compensation stock award of 75,000,000 shares of Iconic common stock issuable upon the effective date of the planned reverse stock split. The Faltings Employment Agreement provides for a base salary at the rate of $150,000 per annum and a compensation stock award of 25,000,000 shares of Iconic common stock issuable upon the effective date of the planned reverse stock split. For the nine months ended September 30, 2018, we have accrued a total of $207,500 officers compensation pursuant to these two Employment Agreements

Prior to April 1, 2018, the Company used the services of its chief executive officer Richard DeCicco and its assistant secretary Roseann Faltings under informal compensation arrangements (without any employment agreements).

For the years ended December 31, 2017 and 2016, the Company accrued compensation of $250,000 per year ($150,000 for DeCicco; $100,000 for Faltings) for their services rendered. In 2016, the compensation was allocated 50% to Iconic ($125,000), 30% to Bellissima ($75,000), and 20% to BiVi ($50,000). In 2017, the compensation was allocated 50% to Iconic ($125,000), 40% to Bellissima ($100,000), and 10% to BiVi ($25,000). The $500,000 liability at September 30, 2018 and December 31, 2017 are included in “Accounts Payable and Accrued Expenses” on the Consolidated Balance Sheet at September 30, 2018 and December 31, 2017.

(f) Registration Rights Agreement

As part of the SPA financing discussed in Note 10, the Company and the four investors also executed a Registration Rights Agreement dated November 1, 2017 and an Amendment No. 1 dated May 21, 2018 (collectively the “RRA”). Among other things, the RRA provides for the Company to file a Registration Statement with the Securities and Exchange Commission (the “SEC”) to register for resale the shares of common stock and the shares underlying the Warrants issued to the four investors pursuant to the SPA and Amendment No. 1 to SPA. The Company is to use its best efforts to cause the Registration Statement to be declared effective as promptly as possible after the filing thereof but no later than the applicable Effectiveness Date (defined as 150 calendar days following the earlier of (i) the Filing Date <June 8, 2018> and (ii) date on which the Initial Registration Statement is filed with the SEC <September 19, 2018>).

F-20

Iconic Brands, Inc. and Subsidiaries Notes to Consolidated Financial Statements Nine Months Ended September 30, 2018 and 2017 (Unaudited)

If the Registration Statement is not declared effective by the Effectiveness Date (or certain other events occur), the Company will be obligated to pay the investors liquidated damages equal to 1% of the Subscription Amounts at the Event Date and 1% on each monthly anniversary of the Event Date until the Event is cured subject to maximum liquidated damages equal to 6% of the Subscription Amounts.

(g) Lease Agreement

On March 27, 2018, United Spirits, Inc. executed a lease extension for the Company’s office and warehouse space in North Amityville New York. The extension has a term of three years from February 1, 2018 to January 31, 2021 and provides for monthly rent of $4,478.

13. SUBSEQUENT EVENTS

Effective October 4, 2018, the Company closed on the first tranche of Securities Purchase Agreement dated September 27, 2018 with nine (9) accredited investors for the sale of an aggregate of 4,650,000 shares of our Series E convertible preferred stock and warrants to acquire 465,000,000 shares of our common stock (at an exercise price of $0.005 per share for a period of five years) for gross proceeds of $1,162,500. The first tranche sale was for 1,550,000 shares of our Series E convertible preferred stock and warrants to acquire 155,000,000 shares of our common stock for gross proceeds of $387,500. The second and third tranches of $387,500 each are expected to occur when certain closing conditions are satisfied.

As a condition to the closing at the first tranche, the Company entered into Securities Exchange Agreements with holders of convertible notes totaling $519,499 who exchanged their convertible notes for an aggregate of 2,077,994 of our Series E convertible preferred stock plus warrants to acquire 207,799,400 shares of our common stock. Also, holders of convertible notes totaling $32,912 exchanged their notes for an aggregate of 30,627,581 shares of our common stock and holders of convertible notes totaling $90,296 were paid off with cash.

F-21

BMKR, LLP Certified Public Accountants	T 631 293-5000 F 631 234-4272
www.bmkr.com
1200 Veterans Memorial Hwy., Suite 350 Hauppauge, New York 11788

Thomas G . Kober, CPA Alfred M . Rizzo, CPA Joseph Mortimer, CPA	Charles W. Blanchfield, CPA (Retired) Bruce A. Meyer, CPA (Retired)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Iconic Brands Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Iconic Brands Inc. (the Company) as of December 31, 2017 and 2016, and the related consolidated statements of operations, consolidated stockholders' equity, and cash flows for each of the years in the two year period ended December 31, 2017, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

BMKR LLP

We have served as the Company's auditor since 2016.

Hauppauge, NY

July 18, 2018

F-22

Iconic Brands, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,	December 31,
	2017	2016
	(Asrestated)
Assets

Current assets:
Cash and cash equivalents	$1,237,432	$2,216
Accounts receivable	311,074	176,365
Inventory	59,847	38,763
Prepaid expenses	5,000	-

Total current assets	1,613,353	217,344

Total assets	$1,613,353	$217,344

Liabilities and Stockholders' Deficiency

Current liabilities:
Current portion of debt	$495,404	$1,130,596
Accounts payable and accrued expenses	1,095,995	399,125
Loans payable to officer and affiliated entity -noninterest bearing and due on demand	60,374	141,025
Accrued interest payable	38,734	344,149
Derivative liability on convertible debt	458,072	7,260,885

Total current liabilities	2,148,579	9,275,780

Derivative liability on warrants	696,000	-

Total liabilities	2,844,579	9,275,780

Commitments and contingencies (Note 12)

Stockholders' deficiency:
Preferred stock, $.001 par value; authorized 100,000,000 shares:
Series A, 1 and 1 share issued and outstanding, respectively	1	1
Series C, 1,000 and 1,000 shares issued and outstanding, respectively	1	1
Series D, 10 and 10 shares issued and outstanding, respectively	-	-

Common stock, $.001 par value; authorized 2,000,000,000 shares, 1,104,391,831 and 814,790,609 shares issued and outstanding respectively	1,104,392	814,791

Common stock to be issued to Escrow Agent, $.001 par value; 478,472,520 and 0
shares, respectively	478,473	-

Additional paid-in capital	14,183,672	11,367,419

Accumulated deficit	(17,075,829)	(21,042,207)

Total Iconic Brands, Inc. stockholders’ equity	(1,309,290)	(8,859,995)

Noncontrolling interests in subsidiaries and variable interest entity	78,064	(198,441)

Total stockholders' equity (deficiency)	(1,231,226)	(9,058,436)

Total liabilities and stockholders' deficiency	$1,613,353	$217,344

See notes to consolidated financial statements.

F-23

Iconic Brands, Inc. and Subsidiaries

Consolidated Statements of Operations

	Year Ended December 31,
	2017	2016
	(As restated)
Sales	$3,219,881	$371,815
Cost of Sales	1,786,626	248,074
Gross profit	1,433,255	123,741

Operating expenses:
Officers compensation	250,000	271,521
Professional and consulting fees	87,671	90,074
Royalties	321,741	33,778
Marketing and advertising	84,013	108,155
Occupancy costs	107,118	50,125
Travel and entertainment	141,821	164,656
Other	272,155	109,825

Total operating expenses	1,264,519	828,134

Income (loss) from operations	168,736	(704,393)

Other income (expense):
Gain from settlement of debt	-	100,000
Income (expense) from derivative liability	7,429,979	(5,357,645)
Loss on conversion of debt	(3,178,010)	(202,162)
Interest expense	(70,649)	(125,835)
Amortization of debt discounts	(107,173)	-
Other Income	-	260,673

Total other income (expense) - net	4,074,147	(5,324,969)

Net income (loss)	4,242,883	(6,029,362)

Net loss (income) attributable to noncontrolling interests in subsidiaries and variable interest entity	(276,505)	58,120

Net income (loss) attributable to Iconic Brands, Inc.	$3,966,378	$(5,971,242)

Net income (loss) per common share:

Basic	$0.00	$(0.01)
Diluted	$0.00	$(0.01)

Weighted average common shares outstanding and to be issued to Escrow Agent:

Basic	1,311,739,126	563,710,428
Diluted	3,197,937,251	563,710,428

See notes to consolidated financial statements.

F-24

Iconic Brands, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Deficiency

	Series A Preferred Stock $.001 par		Series C Preferred Stock $.001 par		Series D Preferred Stock $.001 par		Common Stock $.001 par		Common Stock to be issued to Escrow Agent $0.001 par		Additional Paid-in	Noncontrolling Interests in Subsidiaries and Variable Interest	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Entity	Deficit	Total

Balance at December 31, 2015	1	$1	1,000	$1	-	$-	125,500,013	$125,500	-	-	$11,807,341	$(140,321)	$(15,070,965)	$(3,278,443)

Issuance of common shares in satisfaction of convertible notes payable and accrued interest	-	-	-	-	-	-	689,290,596	689,291	-	-	(439,922)	-	-	249,369

Issuance of Series D Preferred Shares	-	-	-	-	10	-	-	-	-	-	-	-	-	-

Net loss attributable to noncontrolling interests In subsidiaries and variable interest entity	-	-	-	-	-	-	-	-	-	-	-	(58,120)	-	(58,120)

Net loss	-	-	-	-	-	-	-	-	-	-	-	-	(5,971,242)	(5,971,242)

Balance at December 31, 2016	1	$1	1,000	$1	10	$-	814,790,609	$814,791	-	-	$11,367,419	$(198,441)	$(21,042,207)	$(9,058,436)

Issuance of common shares in satisfaction of convertible notes payable and accrued interest	-	-	-	-	-	-	31,073,742	31,074	-	-	1,775,359	-	-	1,806,433

Common stock to be issued to Escrow Agent pursuant to Settlement Agreements dated March 28,2017 and May 5, 2017 in satisfaction of convertible notes payable and accrued interest	-	-	-	-	-	-	-	-	613,000,000	613,000	486,094	-	-	1,099,094

Common stock issued to Escrow Agent	-	-	-	-	-	-	134,527,480	134,527	(134,527,480)	(134,527)	-	-	-	-

Issuance of common shares for marketing services	-	-	-	-	-	-	4,000,000	4,000	-	-	38,800	-	-	42,800

Sale of common shares and warrants ($300,000 gross proceeds less $200,000 attributable to fair value of warrants credited to derivative liability)	-	-	-	-	-	-	120,000,000	120,000	-	-	516,000	-	-	636,000

Net income attributable to noncontrolling interests in subsidiaries and variable interest entity (As restated)	-	-	-	-	-	-	-	-	-	-	-	276,505	-	276,505

Net income (As restated)	-	-	-	-	-	-	-	-	-	-	-	-	3,966,378	3,966,378

Balance at December 31, 2017 (As restated)	1	$1	1,000	$1	10	$-	1,104,391,831	$1,104,392	478,472,520	$478,473	$14,183,672	$78,064	$(17,075,829)	$(1,231,226)

See notes to consolidated financial statements.

F-25

Iconic Brands, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2017	2016
	(As restated)
Operating Activities:
Net income (loss) attributable to Iconic Brands, Inc.	$3,966,378	$(5,971,242)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Net income (loss) attributable to noncontrolling interests in subsidiaries and variable interest entity	276,505	(58,120)
Expense (income) from derivative liability	(7,429,981)	5,357,645
Stock-based marketing expense	20,000	-
Gain from settlement of debt	-	(100,000)
Amortization of debt discounts	107,173	-
Loss on conversion	3,178,010	202,162
Changes in operating assets and liabilities:
Accounts receivable	(134,709)	(163,438)
Inventory	(21,084)	3,237
Prepaid expenses	(5,000)	-
Accounts payable and accrued expenses	696,871	311,093
Accrued interest payable	19,867	182,911

Net cash used in operating activities	674,030	(235,752)

Financing Activities:
Proceeds from issuance of debt-net	341,837	223,303
Proceeds from sale of common stock and warrants	300,000	-
Loans payable to officer and affiliated entity	(80,651)	8,856

Net cash provided by financing activities	561,186	232,159

Increase (decrease) in cash and cash equivalents	1,235,216	(3,593)

Cash and cash equivalents, beginning of period	2,216	5,809

Cash and cash equivalents, end of period	$1,237,432	$2,216

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid	$-	$-
Interest paid	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:

Issuance of common stock in satisfaction of debt and accrued interest	$198,316	$67,999

Agreements to issue common stock in satisfaction of debt and accrued interest	$1,099,094	$-

Issuance of common stock to Escrow Agent in connection with Settlement Agreement and Amended Settlement Agreement	$201,791	$-

See notes to consolidated financial statements.

F-26

Iconic Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2017 and 2016

1. ORGANIZATION AND NATURE OF BUSINESS

Iconic Brands, Inc., formerly Paw Spa, Inc. (“Iconic Brands” or “Iconic”), was incorporated in the State of Nevada on October 21, 2005. Effective December 31, 2016, Iconic closed on a May 15, 2015 agreement to acquire a 51% interest in BiVi LLC (“BiVi”), the brand owner of “BiVi 100 percent Sicilian Vodka,” and closed on a December 13, 2016 agreement to acquire a 51% interest in Bellissima Spirits LLC (“Bellissima”), the brand owner of Bellissima sparkling wines. These transactions involved entities under common control of the Company’s chief executive officer and represented a change in reporting entity. The financial statements of the Company have been retrospectively adjusted to reflect the operations at BiVi and Bellissima from their inception.

BiVi was organized in Nevada on May 4, 2015, Bellissima was organized in Nevada on November 23, 2015.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Principles of Consolidation

The consolidated financial statements include the accounts of Iconic, its two 51% owned subsidiaries BiVi and Bellissima, and United Spirits, Inc., a variable interest entity of Iconic (see Note 5) (collectively, the “Company”). All inter-company balances and transactions have been eliminated in consolidation.

(b) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

(c) Fair Value of Financial Instruments

Generally accepted accounting principles require disclosing the fair value of financial instruments to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

In assessing the fair value of financial instruments, the Company uses a variety of methods and assumptions, which are based on estimates of market conditions and risks existing at the time. For certain instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, it was estimated that the carrying amount approximated fair value because of the short maturities of these instruments. All debt is carried at face value less any unamortized debt discounts.

F-27

Iconic Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2017 and 2016

(d) Cash and Cash Equivalents

The Company considers all liquid investments purchased with original maturities of ninety days or less to be cash equivalents. At December 31, 2017, cash included approximately $931,076 not covered by FDIC insurance.

(e) Accounts Receivable, Net of Allowance for Doubtful Accounts

The Company extends unsecured credit to customers in the ordinary course of business but mitigates risk by performing credit checks and by actively pursuing past due accounts. The allowance for doubtful accounts is based on customer historical experience and the aging of the related accounts receivable. At December 31, 2017 and 2016, the allowance for doubtful accounts was $0.

(f) Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market, with due consideration given to obsolescence and to slow moving items. Inventory at December 31, 2017 and December 31, 2016 consists of cases of BiVi Vodka and cases of Bellissima sparkling wines purchased from our Italian suppliers.

(g) Revenue Recognition

Revenue from product sales is recognized when all of the following criteria are met: (1) persuasive evidence of an arrangement exists, (2) the price is fixed or determinable, (3) collectability is reasonably assured, and (4) delivery has occurred. Persuasive evidence of an arrangement and fixed price criteria are satisfied through purchase orders. Collectability criteria are satisfied through credit approvals. Delivery criteria are satisfied when the products are shipped to a customer and title and risk of loss passes to the customer in accordance with the terms of sale. The Company has no obligation to accept the return of products sold other than for replacement of damaged products. Other than quantity price discounts negotiated with customers prior to billing and delivery (which are reflected as a reduction in sales), the Company does not offer any sales incentives or other rebate arrangements to customers.

(h) Shipping and Handling Costs

Shipping and handling costs to deliver product to customers are reported as operating expenses in the accompanying statements of operations. Shipping and handling costs to purchase inventory are capitalized and expensed to cost of sales when revenue is recognized on the sale of product to customers.

(i) Stock-Based Compensation

Stock-based compensation is accounted for at fair value in accordance with Accounting Standards Codification (“ASC”) Topic 718, “Compensation-Stock Compensation”. For the year ended December 31, 2017, stock-based compensation was $20,000. For the year ended September 30, 2016, stock-based compensation was $0.

F-28

Iconic Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2017 and 2016

(j) Income Taxes

Income taxes are accounted for under the assets and liability method. Current income taxes are provided in accordance with the laws of the respective taxing authorities. Deferred income taxes are provided for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is not more likely than not that some portion or all of the deferred tax assets will be realized.

(k) Net Income (Loss) per Share

Basic net income (loss) per common share is computed on the basis of the weighted average number of common shares outstanding and to be issued to Escrow Agent (see Note 8) during the period of the financial statements.

Diluted net income (loss) per common share is computed on the basis of the weighted average number of common shares outstandings and to be issued to Escrow Agent (see Note 8) and dilutive securities (such as stock options, warrants, and convertible securities) outstanding. Dilutive securities having an anti-dilutive effect on diluted net income (loss) per share are excluded from the calculation.

The following is a reconciliation of the numerator and denominator we used in our computation of diluted earnings per common share for the year ended December 31, 2017:

Numerator:

Net income attributable to Iconic Brands, Inc.	$3,966,378

Add interest expense on convertible debt assumed to be converted at later of issuance date or January 1, 2017	70,649

Net income available to common shareholders	$4,037,027

Denominator:

Basic weighted average common shares outstanding and to be issued to Escrow Agent	1,311,739,126

Add:
Convertible debt	255,250,127
Warrants	-
Series D Preferred Stock	1,630,947,998

Diluted weighted average common shares outstanding and to be issued to Escrow Agent	3,197,937,251

We did not include any outstanding warrants from the diluted shares calculation as the $0.01 exercise price of the outstanding warrants was higher than the average trading price of our common stock for the relevant periods.

F-29

Iconic Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2017 and 2016

(l) Recently Issued Accounting Pronouncements

On July 13, 2017, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (“ASU”) 2017-11. Among other things, ASU 2017-11 provides guidance that eliminates the requirement to consider “down round” features when determining whether certain financial instruments or embedded features are indexed to an entity’s stock and need to be classified as liabilities. ASU 2017-11 provides for entities to recognize the effect of a down round feature only when it is triggered and then as a dividend and a reduction to income available to common stockholders in basic earnings per share. The guidance is effective for annual periods beginning after December 15, 2018. Although early adoption is permitted, the Company has decided not to early adopt ASU 2017-11.

Certain other accounting pronouncements have been issued by the FASB and other standard setting organizations which are not yet effective and have not yet been adopted by the Company. The impact on the Company’s financial position and results of operations from adoption of these standards is not expected to be material.

3. INVESTMENT IN BIVI LLC

On May 15, 2015, Iconic entered into a Securities Exchange Agreement by and among the members of BiVi LLC, a Nevada limited liability company (“BiVi”), under which Iconic acquired a 51% majority interest in BiVi in exchange for the issuance of (a) 1,000,000 shares of restricted common stock and (b) 1,000 shares of newly created Series C Convertible Preferred Stock.

Prior to May 15, 2015, BiVi was beneficially owned and controlled by Richard DeCicco, the controlling shareholder, President, CEO and Director of Iconic Brands, Inc.

4. INVESTMENT IN BELLISSIMA SPIRITS LLC

On December 13, 2016, Iconic entered into a Securities Purchase Agreement with Bellissima Spirits LLC (“Bellissima”) and Bellissima’s members under which Iconic acquired a 51% majority interest in Bellissima in exchange for the issuance of a total of 10 shares of newly designated Iconic Series D Convertible Preferred Stock. Each share of Iconic Series D Convertible Preferred Stock is convertible into the equivalent of 5.1% of Iconic common stock issued and outstanding at the time of conversion.

Prior to December 13, 2016, Bellissima was controlled by Richard DeCicco, the controlling shareholder, President, CEO and Director of Iconic.

F-30

Iconic Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2017 and 2016

5. UNITED SPIRITS, INC.

United Spirits, Inc. (“United”) is owned and managed by Richard Decicco, the controlling shareholder, President, CEO, and Director of Iconic. United provides distribution services for Bivi and Bellessima (see Note 12) and is considered a variable interest entity (“VIE”) of Iconic. Since Iconic has been determined to be the primary beneficiary of United, we have included United’s assets, liabilities, and operations in the accompanying consolidated financial statements of Iconic. Summarized financial information of United for the years ended December 31, 2017 and 2016 follows:

	December 31,
	2017	2016
Balance Sheets:

Cash and cash equivalents	$1,181,076	$1,500
Intercompany receivable from Iconic(A)	230,226	-
Intercompany receivable from Bellissima(A)	-	113,116
Total assets	$1,411,302	$114,616
Intercompany payable to Iconic(A)	$-	$76,433
Intercompany payable to Bellissima (A)	1,376,729	-
Intercompany payable to Bivi (A)	88,259	86,967
Current portion of debt	15,470	15,470
Loans payable to officer and affiliated entity	71,052	120,728
Total Liabilities	1,551,510	299,598
Noncontrolling interest in VIE	(140,208)	(184,982)
Total liabilities and stockholders’ deficiency	$1,411,302	$114,616

	Year ended December 31,
	2017	2016
Statements of operations:

Intercompany distribution fees(A)	$60,696	$6,046
Professional and consulting fees	-	1,049
Occupancy costs	-	36,264
Other operating expenses	15,922	45,641
Total operating expenses	15,922	82,954
Net loss	$44,774	(76,908)

(A) Eliminated in consolidation.

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of:

	December 31,
	2017	2016
Accrued officers compensation	$500,000	$250,000
Accounts payable	261,765	-
Accrued royalties	271,321	21,639
Other	62,909	127,486
Total	$1,095,995	$399,125

F-31

Iconic Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2017 and 2016

7. DEBT

Debt consists of:

	December 31,	December 31,
	2017	2016
Southridge Partners II, L.P. and Tarpon Bay Partners LLC (“Southridge”):

$50,000 Promissory Note assigned September 8, 2015, interest at 12%, due December 31, 2017 (A) (B) (D) (E) (F)	$-	$46,320

$185,000 Promissory Notes dated in 2015, interest at 12%, due December 31, 2017 (B) (D) (E) (F)	-	5,000

$248,600 Promissory Notes dated in 2015, interest at 12%, due December 31, 2017 (B) (D) (E) (F)	-	248,600

Total Southridge	-	299,920

Equity Markets Advisory Inc. (“Equity Markets”):

$159,000 Promissory Notes dated April 15, 2010, November 1, 2013, and January 15, 2014, interest at 12%, due December 31, 2017 (B) (D) (E) (F)	11,227	159,000

$41,235 Promissory Notes assigned in 2013, interest at 12%, due December 31, 2017 (D) (E) (F)	-	41,235

$80,000 Promissory Notes assigned by Southridge in October 2016, interest at 12%, due December 31, 2017 (B) (D) (E) (F)	-	80,000

Total Equity Markets	11,227	280,235

Beaufort Capital Partners, LLC (“Beaufort”):

$50,000 Promissory Note assigned January 7, 2016, interest at 12%, due December 31, 2017 (A) (B) (D) (E) (F)	-	5,445

$40,000 Promissory Note assigned February 8, 2016, interest at 12%, due December 31, 2017 (A) (B) (D) (E) (F)	-	40,000

$100,000 Promissory Note dated January 7, 2016, interest at 12%, due December 31, 2017 (B) (D) (E) (F)	-	100,000

Total Beaufort	-	145,445

Alpha Capital Anstalt (“Alpha”):

$100,000 Promissory Note dated August 28, 2015, interest at 12%, due December 31, 2017 (B) (D) (F)	-	100,000

$100,000 Promissory Notes dated May 22, 2015 and June 4, 2015, interest at 12%, due December 31, 2017 (B) (D) (F)	-	93,873

$50,000 Promissory Note dated June 9, 2017, interest at 5%, due June 30, 2018 -less unamortized debt discount of $23,446 at December 31,2017 (G)	26,554	-

F-32

Iconic Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2017 and 2016

Total Alpha	26,554	193,873

Sky-Direct LLC (“Sky”):

$21,000 Promissory Notes dated January 27, 2016 and March 4, 2016, interest at 12%, due June 30, 2018 (C)(D)(H)	8,350	18,350

$15,000 Promissory Note assigned March 25, 2016, interest at 12%, due June 30, 2018 (A) (B) (D) (H)	15,000	15,000

$14,975 Promissory Notes dated October 19 2016, November 29, 2016, and December 30, 2016, interest at 12%, due June 30, 2018 (C)(H)	14,975	9,800

$80,700 Promissory Note dated January 30, 2017, interest at 12%, due June 30, 2018 (C)(H)	80,700	-

$80,000 Promissory Note dated February 28, 2017, interest at 12%, due June 30, 2018 (C)(H)	80,000	-

$7,000 Promissory Note dated March 31, 2017, interest at 12%, due June 30, 2018 (C)(H)	7,000	-

$3,000 Promissory Note dated April 28, 2017, interest at 12%, due June 30, 2018 (C)(H)	3,000	-

$5,000 Promissory Note dated May 19, 2017, interest at 10%, due May 18, 2018 -less unamortized debt discount of $1,905 at December 31, 2017 (G)	3,095	-

$80,000 Promissory Note dated July 31, 2017, interest at 10%, due July 31, 2018- less unamortized debt discount of $46,465 at December 31, 2017 (G)	33,535	-

Total Sky	245,655	43,150

Oscaleta Partners LLC (“Oscaleta”):

$30,019 Promissory Note dated April 20, 2017, interest at 5%, due June 30, 2018 -less unamortized debt discount of $12,463 at December 31, 2017 (G)	17,556	-

$25,000 Promissory Note dated June 9, 2017, interest at 5%, due June 30, 2018 -less unamortized debt discount of $11,722 at December 31, 2017 (G)	13,278	-

Total Oscaleta	30,834	-

East Six Opportunity Fund LLC:

$25,000 Promissory Note dated June 13, 2017, interest at 5%, due June 30, 2018 -less unamortized debt discount of $11,845 at December 31, 2017 (G)	13,155	-

Other:

$10,000 Promissory Note to Sable Ridge Special Equity Fund LP dated October 10, 2014, interest at 10%, past due	10,000	10,000

F-33

Iconic Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2017 and 2016

$10,000 Promissory Note to Durham Property Management Inc. dated November 1, 2013, interest at 12%, past due	10,000	10,000

Loans from Peter Levine and affiliates, non-interest bearing, no terms of repayment	147,973	147,973

Total Other	167,973	167,973

Total	495,404	1,130,596

Less current portion	(495,404)	(1,130,596)

Non-current portion	$-	$-

Legend

(A)	Assigned by Equity Markets Advisory Inc.

(B)

Convertible into ICNB common stock at a Conversion Price equal to the lesser of (1) $0.01 per share or (2) 50% discount from the lowest closing bid price during the 30 days prior to the Notice of Conversion. See Note 8 (Derivative Liability).

(C)	Convertible into ICNB common stock at a Conversion Price equal to a 50% discount to market. See Note 8 (Derivative Liability).

(D)

On December 7, 2016, the Conversion Price on these notes was amended to $0.0015 per share (subject to a lower December 31, 2017 reset price if the average of the closing bid price of the Company's common stock for the 60 trading days ending December 31, 2017 is less than $0.0015 per share). If the Market Price is greater than or equal to $0.0015, then no reset shall occur. See Note 8 (Derivative Liability).

(E)

On March 28, 2017, pursuant to a Settlement Agreement and Release, these notes and related accrued interest (totaling $892,721) were satisfied through the Company's agreement to issue of a total of 482,926,829 shares of its common stock. See Note 10.

(F)

On May 5, 2017, pursuant to an Amended Settlement Agreement and Release, these notes and related accrued interest (totaling $1,099,094) were satisfied through the Company’s agreement to issue a total of 613,000,000 shares of its common stock. See Note 10.

(G)	Convertible into ICNB common stock at a Conversion Price of $0.01 per share. Contains “down round” price protection. See Note 8 (Derivative Liability).

(H)	In October 2017, the Conversion Price was amended to $0.0025 per share and the due date was amended to June 30, 2018. Contains “down round” price protection. See Note 8 (Derivative Liability).

On December 7, 2016, Southridge agreed to retire $100,000 of notes payable with no further recourse. Accordingly, the Company recognized a $100,000 gain on retirement of debt in the three months ended December 31, 2016.

F-34

Iconic Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2017 and 2016

8. DERIVATIVE LIABILITY ON CONVERTIBLE DEBT

The derivative liability consists of:

	December 31, 2017		December 31, 2016
	Face Value	Derivative Liability	Face Value	Derivative Liability
Southridge Partners II, L.P. and Tarpon Bay Partners LLC (“Southridge”):

$50,000 Promissory Note assigned September 8, 2015, interest at 12%, due December 31, 2017 (A) (B) (D) (E) (F)	$-	$-	$46,320	$352,032

$185,000 Promissory Notes dated in 2015, interest at 12%, due December 31, 2017 (B) (D) (E) (F)	-	-	5,000	38,000

$248,600 Promissory Notes dated in 2015, interest at 12%, due December 31, 2017 (B) (D) (E) (F)	-	-	248,600	1,889,360

Total Southridge	-	-	299,920	2,279,392

Equity Markets Advisory Inc. (“Equity Markets”):

$159,000 Promissory Notes dated April 15, 2010, November 1, 2013, and January 15, 2014, interest at 12%, due December 31, 2017 (B)(D)(E)(F)	11,227	37,423	159,000	1,208,400

$41,235 Promissory Notes assigned in 2013, interest at 12%, due December 31, 2017 (D) (E) (F)	-	-	41,235	313,386

$80,000 Promissory Notes assigned by Southridge, in October 2016, interest at 12%, due December 31, 2017 (B) (D) (E) (F)	-	-	80,000	608,000

Total Equity Markets	11,227	37,423	280,235	2,129,786

Beaufort Capital Partners, LLC (“Beaufort”):

$50,000 Promissory Note assigned January 7, 2016, interest at 12%, due December 31, 2017 (B) (B) (D) (E) (F)	-	-	5,445	41,382
	-	-	40,000	304,000
$40,000 Promissory Note assigned February 8, 2016, interest at 12%, due December 31, 2017 (B) (B) (D) (E) (F)

$100,000 Promissory Note dated January 7, 2016, interest at 12%, due December 31, 2017 (B) (D) (E) (F)	-	-	100,000	760,000

Total Beaufort	-	-	145,445	1,105,382

Alpha Capital Anstalt (“Alpha”):

$100,000 Promissory Notes dated May 22, 2015 and June 4, 2015, interest at 12%, due December 31, 2017 (B) (D) (F)	-	-	93,873	713,435

$100,000 Promissory Note dated August 28, 2015, interest at 12%, due December 31, 2017(B)(D)(F)	-	-	100,000	760,000

F-35

Iconic Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2017 and 2016

$50,000 Promissory Note dated June 9, 2017, interest at 5%, due June 30, 2018 (G)	50,000	10,000	-	-

Total Alpha	50,000	10,000	193,873	1,473,435

Sky-Direct LLC (“Sky”):

$21,000 Promissory Notes dated January 27, 2016 and March 4, 2016, interest at 12%, due June 30, 2018 (C) (D) (H)	8,350	15,030	18,350	139,460

$15,000 Promissory Note assigned March 25, 2016, interest at 12%, due June 30, 2018 (A) (B) (D) (H)	15,000	27,000	15,000	114,000

$14,975 Promissory Notes dated October 19 2016, November 29, 2016, and December 30, 2016, interest at 12%, due June 30, 2018 (C) (H)	14,975	26,955	9,800	19,430

$80,700 Promissory Note dated January 30, 2017, interest at 12%, due June 30, 2018 (C) (H)	80,700	145,260	-	-

$80,000 Promissory Note dated February 28, 2017, interest at 12%, due June 30, 2018 (C) (H)	80,000	144,000	-	-

$7,000 Promissory Note dated March 31, 2017, interest at 12%, due June 30, 2018 (C) (H)	7,000	12,600	-	-

$3,000 Promissory Note dated April 28, 2017, interest at 12%, due June 30, 2018 (C)(H)	3,000	5,400	-	-

$5,000 Promissory Note dated May 19, 2017, interest at 10%, due May 18, 2018 (G)	5,000	800	-	-

$80,000 Promissory Note dated July 31, 2017, interest at 10%, due July 31, 2018 (G)	80,000	17,600	-	-

Total Sky	294,025	394,645	43,150	272,890

Oscaleta Partners LLC (“Oscaleta”):

$30,019 Promissory Note dated April 20, 2017, interest at 5%, due June 30, 2018 (G)	30,019	6,004	-	-

$25,000 Promissory Note dated June 9, 2017, interest at 5%, due June 30, 2018 (G)	25,000	5,000	-	-

Total Oscaleta	55,019	11,004	-	-

East Six Opportunity Fund LLC:

$25,000 Promissory Note dated June 13, 2017, interest at 5%, due June 30, 2018 (G)	25,000	5,000	-	-

Total	$435,271	$458,072	$962,623	$7,260,885

F-36

Iconic Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2017 and 2016

The above convertible notes contain variable conversion features based on the future trading price of the Company common stock. Therefore, the number of shares of common stock issuable upon conversion of the notes are indeterminate. Accordingly, we recorded the $7,260,885 fair value of the embedded conversion features at December 31, 2016 as a derivative liability. The $6,802,813 decrease in the fair value of the derivative liability from $7,260,885 at December 31, 2016 to $458,072 at December 31, 2017 was credited to income from derivative liability.

The fair values of the embedded conversion features are measured quarterly using the Black Scholes option pricing model. Assumptions used to calculate the derivative liability at December 31, 2016 include (1) stock price of $0.0115 per share, (2) exercise price ranging from $0.0015 to $0.00575 per shares, (3) terms of 1 year, (4) expected volatility of 491%, and (5) risk free interest rates of 0.85%. Assumptions used to calculate the derivative liability at December 31, 2017 include (1) stock price of $0.0065 per share, (2) exercise prices ranging from $0.0015 to $0.01 per share, (3) terms ranging from 3 months to 9 months, (4) expected volatility of 159%, and (5) risk free interest rates of 1.28%.

9. DERIVATIVE LIABILITY ON WARRANTS

From September 2017 to November 2017, in connection with the sale of a total of 120,000,000 shares of common stock (see Note 10), the Company issued a total of 120,000,000 Common Stock Purchase Warrants (the “Warrants”) to the respective investors. The Warrants are exercisable into ICNB common stock at a price of $0.01 per share, expire five years from date of issuance, and contain “down round” price protection.

The down round provision of the above Warrants requires a reduction in the exercise price if there are future issuances of common stock equivalents at a lower price than the $0.01 exercise price of the Warrants. Accordingly, we have recorded the $696,000 fair value of the Warrants at December 31, 2017 as a derivative liability.

The fair value of the Warrants is measured quarterly using the Black Scholes option pricing model. Assumptions used to calculate the fair value of the Warrants at December 31, 2017 include (1) stock price of $0.0065 per share, (2) exercise price of $0.01 per share, (3) term of 5 years, (4) expected volatility of 159%, and (5) risk free interest rate of 2.20%.

10. CAPITAL STOCK

Preferred Stock

The one share of Series A Preferred Stock, which was issued to Richard DeCicco on June 10, 2009, entitles the holder to two votes for every share of Common Stock Deemed Outstanding and has no conversion or dividend rights.

F-37

Iconic Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2017 and 2016

The 1000 shares of Series C Preferred Stock, which were issued to Richard DeCicco on May 15, 2015 pursuant to the Securities Exchange Agreement (see Note 3) for the Company’s 51% investment in BiVi, entitles the holder in the event of a Sale (as defined) to receive out of the proceeds of such Sale (in whatever form, be it cash, securities, or other assets), a distribution from the Company equal to 76.93% of all such proceeds received by the Company prior to any distribution of such proceeds to all other classes of equity securities, including any series of preferred stock designated subsequent to this Series C Preferred Stock.

The 10 shares of Series D Preferred Stock, which were issued to Richard DeCicco and Roseann Faltings (5 shares each) on December 13, 2016 pursuant to the Securities Purchase Agreement (See Note 5) for the Company’s 51% investment in Bellissima, entitles the holders to convert each share of Series D Preferred Stock to the equivalent of 5.1% of the common stock issued and outstanding at the time of conversion.

As discussed in Note 13(Subsequent Events), 1,200,000 shares of Series E Convertible Preferred Stock were issued to three investors on May 31, 2018. Each share of Series E Convertible Stock is convertible into 100 shares of ICNB common stock, is entitled to 100 votes on all matters to come before the common shareholders or shareholders generally, is entitled to dividends on an as-converted-to-common stock basis, and is entitled upon liquidation to a distribution of $0.25 prior to any payment to common shareholders or subsequent series of preferred stock. The additional 120,000,000 Warrants are exercisable into ICNB common stock at a price of $0.01 per share and have a term of 5 years. On October 27, 2018, the exercise price of the additional 120,000,000 Warrants will be reduced to the lower of (i) the exercise price, as adjusted per the terms of the Warrants, and (ii) 50% of the average of the four lowest closing bid prices for our common stock on the primary trading market during the 4 trading days immediately prior to such date.

Common Stock

For the year ended December 31, 2016, the Company issued an aggregate of 689,290,596 shares of its Common Stock in settlement of convertible notes payable and accrued interest payable totaling $67,999.

In February 2017, the Company issued an aggregate of 5,965,129 shares of its common stock in settlement of convertible notes payable totaling $72,773.

On March 28, 2017, the Company executed a Settlement Agreement and Release (the “Settlement Agreement”) with 4 holders of convertible notes payable. Notes payable and accrued interest totaling $892,721 were satisfied through the Company’s agreement to irrevocably reserve a total of 482,926,829 shares of its common stock and to deliver such shares in separate tranches to the Escrow Agent upon receipt of a conversion notice delivered by the Escrow Agent to the Company.

On May 5, 2017, the Company executed an Amended Settlement Agreement and Release (the “Amended Settlement Agreement”) replacing the Settlement Agreement and Release dated March 28, 2017 (see preceding paragraph). The Amended Settlement Agreement is with 5 holders of convertible notes payable (the 4 holders who were parties to the Settlement Agreement and Release dated March 28, 2017 and one additional holder) and provided for the satisfaction of notes payable and accrued interest totaling $1,099,094 (a $206,373 increase from the $892,721 amount per the Settlement Agreement and Release dated March 28, 2017) through the Company’s agreement to irrevocably reserve a total of 613,000,000 shares of its common stock (a 130,073,171 share increase from the 482,926,829 shares per the Settlement Agreement and Release dated March 28, 2017) and deliver such shares in separate tranches to the Escrow Agent upon receipt of a conversion notice delivered by the Escrow Agent to the Company.

F-38

Iconic Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2017 and 2016

In the quarterly period ended June 30, 2017, the Company issued an aggregate of 71,194,147 shares of its common stock to the Escrow Agent pursuant to the Amended Settlement Agreement. In the quarterly period ended September 30, 2017, the Company issued an aggregate of 63,333,333 shares of its common stock to the Escrow Agent pursuant to the Amended Settlement Agreement. At December 31, 2017, the remaining number of shares of common stock to be issued to the Escrow Agent is 478,472,520 shares.

On June 29, 2017, the Company issued 10,018,893 shares of its common stock in settlement of convertible notes payable and accrued interest payable totaling $50,094.

On July 17, 2017 and July 25, 2017, the Company issued a total of 15,089,720 shares of its common stock in settlement of convertible notes payable and accrued interest payable totaling $75,449.

On August 17, 2017, the Company issued 4,000,000 shares of its common stock to a marketing entity for services rendered. The shares were valued at $0.005 per share and $20,000 was expensed and included in marketing and advertising expenses in the three months ended September 30, 2017.

From September 2017 to November 2017, pursuant to a Securities Purchase Agreement dated October 27, 2017 (the “SPA”), the Company issued a total of 120,000,000 shares of its common stock and 120,000,000 warrants to three investors for a total of $300,000 cash. The Warrants are exercisable into ICNB common stock at a price of $0.01 per share, expire five years from date of issuance, and contain “down round” price protection (see Note 9).

Warrants

In connection with the Company’s issuance of a total of $135,019 convertible notes payable in the three months ended June 30, 2017, the Company issued a total of 13,500,000 Common Stock Purchase Warrants (the ‘Warrants”) to the respective lenders. The Warrants are exercisable into ICNB common stock at a price of $0.01 per share and expire at dates ranging from June 22, 2022 to June 30, 2022.

As discussed in Note 9 and in the second preceding paragraph of this Note 10, the Company issued a total of 120,000,000 warrants to three investors from September 2017 to November 2017. These 120,000,000 Warrants are exercisable into ICNB common stock at a price of $0.01 per share and expire five years from date of issuance.

11. INCOME TAXES

No income taxes were recorded in the year ended December 31, 2017 and 2016 since the Company had taxable losses in these periods.

F-39

Iconic Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2017 and 2016

The provision for (benefit from) income taxes differs from the amount computed by applying the statutory United States federal income tax rate of 35% for the periods presented to income (loss) before income taxes. The sources of the difference are as follows:

	Year ended December 31, 2017	Year ended December 31, 2016

Expected tax at 35%	$1,485,009	$(2,110,277)

Nondeductible expense (nontaxable income) from derivative liability	(2,600,493)	1,875,176

Nontaxable loss on conversion of debt	1,112,304	70,757

Remeasurement of deferred income tax assets from 35% to 21% (a)	2,184,740	-

Increase (decrease) in valuation allowance	(2,181,560)	(164,344)

Income tax provision	$-	$-

Significant components of the Company's deferred income tax assets are as follows:

	December 31, 2017	December 31, 2016

Net operating loss carryforward	$3,277,110	$5,458,670

Less valuation allowance	(3,277,110)	(5,458,670)

Deferred income tax assets - net	$-	$-

(a) As a result of the Tax Cuts and Jobs Act (Tax Legislation) enacted on December 22, 2017, the United Sates corporate income tax rate is 21% effective January 1, 2018. Accordingly, we have reduced our deferred income tax asset relating to our net operating loss carryforward (and the valuation allowance thereon) by $2,184,740 from $5,461,850 to $3,277,110 as of December 31, 2017.

Based on management’s present assessment, the Company has not yet determined that a deferred tax asset attributable to the future utilization of the net operating loss carryforward as of December 31, 2017 will be realized. Accordingly, the Company has maintained a 100% valuation allowance against the deferred tax asset in the financial statements at December 31, 2017. The Company will continue to review this valuation allowance and make adjustments as appropriate.

Current United States income tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited.

All tax years remain subject to examination by major taxing jurisdictions.

12. COMMITMENTS AND CONTINGENCIES

a. Iconic Guarantees

On May 26, 2015, BiVi LLC (“BiVi”) entered into a License Agreement with Neighborhood Licensing, LLC (the “BiVi Licensor”), an entity owned by Chazz Palminteri (“Palminteri”), to use Palminteri’s endorsement, signature and other intellectual property owned by the BiVi Licensor. Iconic has agreed to guarantee and act as surety for BiVi’s obligations under certain sections of the License Agreement and to indemnify the BiVi Licensor and Palminteri against third party claims.

F-40

Iconic Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2017 and 2016

On November 12, 2015, Bellissima Spirits LLC (“Bellissima”) entered into a License Agreement with Christie Brinkley, Inc. (the “Bellissima Licensor”), an entity owned by Christie Brinkley (“Brinkley”), to use Brinkley’s endorsement, signature, and other intellectual property owned by the Bellissima Licensor. Iconic has agreed to guarantee and act as surety for Bellissima’s obligations under certain sections of the License Agreement and to indemnify the Bellissima Licensor and Brinkley against third party claims. Also, Brinkley was granted a 24 month option to purchase 1% of the outstanding shares of Iconic common stock on a fully diluted basis (as of the date of Brinkley’s exercise of the option) at an exercise price of $0.001 per share.

b. Royalty Obligations of BiVi and Bellissima

Pursuant to the License Agreement with the Bivi Licensor (see Note 12a. above), BiVi is obligated to pay the BiVi Licensor a Royalty Fee equal to 5% of monthly gross sales of BiVi Brand products payable monthly subject to an annual Minimum Royalty Fee of $100,000 in year 1, $150,000 in year 2, $165,000 in year 3, $181,500 in year 4, $199,650 in year 5, and $219,615 in year 6 and each subsequent year.

Pursuant to the License Agreement and Amendment No. 1 to the License Agreement effective June 30, 2017 with the Bellissima Licensor (see Note 12a. above), Bellissima is obligated to pay the Bellissima Licensor a Royalty Fee equal to 10% of monthly gross sales (12.5% for sales in excess of defined Case Break Points) of Bellissima Brand products payable monthly. The Bellissima Licensor has the right to terminate the endorsement if Bellissima fails to sell 10,000 cases of Bellissima Brand products in year 1, 15,000 cases in year 2, or 20,000 cases in year 3 and each subsequent year.

c. Distribution Agreement

On May 1, 2015, BiVi entered into a Distribution Agreement with United Spirits, Inc. (“United”) for United to distribute and wholesale BiVi’s product and to act as the licensed importer and wholesaler. The Distribution Agreement provides United the exclusive right for a term of ten years to sell BiVi’s product for an agreed distribution fee equal to $1.00 per case of product sold. United is owned and managed by Richard DeCicco, the controlling shareholder, President, CEO, and Director of Iconic.

In November 2015, Bellissima and United agreed to have United distribute and wholesale Bellissima’s Products under the same terms contained in the Distribution Agreement with BiVi described in the preceding paragraph.

d. Compensation Arrangements

The Company uses the services of its chief executive officer Richard DeCicco and its assistant secretary Roseann Faltings under informal compensation arrangements (without any employment agreements).

For the years ended December 31, 2017 and 2016, the Company accrued compensation of $250,000 per year ($150,000 for DeCicco; $100,000 for Faltings) for their services rendered. In 2016, the compensation was allocated 50% to Iconic ($125,000), 30% to Bellissima ($75,000), and 20% to BiVi ($50,000). In 2017, the compensation was allocated 50% to Iconic ($125,000), 40% to Bellissima ($100,000), and 10% to BiVi ($25,000). The $500,000 liability at December 31, 2017 and the $250,000 liability at December 31, 2016 are included in “Accounts Payable and Accrued Expenses” on the Consolidated Balance Sheet at December 31, 2017 and December 31, 2016.

F-41

Iconic Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2017 and 2016

e. Registration Rights Agreement

As part of the SPA financing discussed in Note 10, the Company and the three investors also executed a Registration Rights Agreement (the “RRA”). Among other things, the RRA provides for the Company to file a Registration Statement with the Securities and Exchange Commission (the “SEC”) to register for resale the shares of common stock and the shares underlying the Warrants issued to the three investors pursuant to the SPA. The Company is to use its best efforts to cause the Registration Statement to be declared effective as promptly as possible after the filing thereof but no later than the applicable Effectiveness Date (defined as 150 calendar days following the earlier of (i) the Filing Date <20th calendar day following completion of the audit of the financial statements of the Company for the years ended December 31, 2015 and 2016> and (ii) date on which the Initial Registration Statement is filed with the SEC).

If the Registration Statement is not declared effective by the Effectiveness Date (or certain other events occur), the Company will be obligated to pay the investors liquidated damages equal to 1% of the Subscription Amounts at the Event Date and 1% on each monthly anniversary of the Event Date until the Event is cured subject to maximum liquidated damages equal to 6% of the Subscription Amounts.

f. Lease Agreement

On March 27, 2018, United Spirits, Inc. executed a lease extension for the Company’s office and warehouse space in North Amityville New York. The extension has a term of three years from February 1, 2018 to January 31, 2021 and provides for monthly rent of $4,478.

13. SUBSEQUENT EVENTS

On January 2, 2018, the Company issued 25,861,627 shares of its common stock to the Escrow Agent pursuant to the Amended Settlement Agreement (see Note 10).

On January 19, 2018, the Company issued 54,031,807 shares of its common stock to the Escrow Agent pursuant to the Amended Settlement Agreement.

On March 14, 2018, the Company issued 31,666,667 shares of its common stock to the Escrow Agent pursuant to the Amended Settlement Agreement.

At March 31, 2018, the remaining number of shares of common stock to be issued to the Escrow Agent is 446,805,853 shares.

F-42

Iconic Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2017 and 2016

On May 21, 2018, the Company entered into a Share Exchange Agreement (the “Exchange Agreement”) with the three investors that purchased 120,000,000 shares of ICNB common stock and 120,000,000 Warrants from September 2017 to November 2017 for a total of $300,000.(see Note 10 paragraph 13 above). Pursuant to the Exchange Agreement, the investors exchanged the 120,000,000 shares of INCB common stock for 1,200,000 shares of Series E Convertible Preferred Stock. Pursuant to an amended SPA also entered into on May 21, 2018, the investors purchased an additional 1,200,000 shares of Series E Convertible Preferred Stock and an additional 120,000,000 Warrants for a total of $300,000 cash. Each share of Series E Convertible Stock is convertible into 100 shares of ICNB common stock, is entitled to 100 votes on all matters to come before the common shareholders or shareholders generally, is entitled to dividends on an as-converted-to-common stock basis, and is entitled upon liquidation to a distribution of $0.25 prior to any payment to common shareholders or subsequent series of preferred stock. The additional 120,000,000 Warrants are exercisable into ICNB common stock at a price of $0.01 per share and have a term of 5 years. On October 27, 2018, the exercise price of the additional 120,000,000 Warrants will be reduced to the lower of (i) the exercise price, as adjusted per the terms of the Warrants, and (ii) 50% of the average of the four lowest closing bid prices for our common stock on the primary trading market during the 4 trading days immediately prior to such date.

Effective May 21, 2018, the Company issued 7,500,000 warrants to a law firm for services rendered. The warrants are exercisable into ICNB common stock at a price of $0.01 per share and expire five years from date of issuance. The fair value of the warrants will be expensed in the three months ended June 30, 2018.

14- RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company has restated the consolidated financial statements at December 31, 2017 and for the year then ended (which were previously included in the Company’s consolidated financial statements filed with OTC Markets on May 7, 2018) in order to correct an error relating to the nonaccrual of a $261,766 invoice from the Company’s supplier of Bellissima sparkling wines for inventory delivered directly to our customer in December 2017.

F-43

Iconic Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2017 and 2016

The effect of the restatement adjustments on the Consolidated Balance Sheet at December 31, 2017 follows:

	As Previously Reported	Restatement Adjustments	As Restated
Assets
Current assets:
Cash and cash equivalents	$1,237,432	$-	$1,237,432
Accounts receivable	311,074	-	311,074
Inventory	59,847	-	59,847
Prepaid expenses	5,000	-	5,000

Total current assets	1,613,353	-	1,613,353

Total assets	$1,613,353	$-	$1,613,353

Liabilities and Stockholders' Deficiency
Current liabilities:
Current portion of debt	$495,404	$-	495,404
Accounts payable and accrued expenses	834,230	261,766	1,095,996
Loans payable to officer and affiliated entity -noninterest bearing and due on demand	60,374	-	60,374
Accrued interest payable	38,734	-	38,734
Derivative liability on convertible debt	458,072	-	458,072

Total current liabilities	1,886,814	261,766	2,148,580

Derivative liability on warrants	696,000	-	696,000
Total liabilities	2,582,814	261,766	2,844,580
Commitments and contingencies (Note 12)

Stockholders' deficiency:
Preferred stock, $.001 par value	2	-	2
Common stock, $.001 par value	1,104,392	-	1,104,392
Common stock to be issued to Escrow Agent, $.001 par value	478,473	-	478,473
Additional paid-in capital	14,183,672	-	14,183,672
Accumulated deficit	(16,942,328)	(133,502)	(17,075,830)
Total Iconic Brands, Inc. stockholders’ equity	(1,175,789)	-	(1,309,291)

Noncontrolling interests in subsidiaries and variable interest entity	206,328	(128,264)	(78,064)
Total stockholders’ equity (deficiency)	(969,461)	(261,766)	(1,231,227)
Total liabilities and stockholders’ deficiency	$1,613,353	$-	$1,613,353

F-44

Iconic Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2017 and 2016

The effect of the restatement adjustments on the Consolidated Statement of Operations for the year ended December 31, 2017 follows:

	As Previously Reported	Restatement Adjustments	As Restated
Sales	$3,219,881	$-	$ 3,219,881
Cost of Sales	1,524,860	261,766	1,786,626
Gross profit	1,695,021	(261,766)	1,433,254

Operating expenses:
Officers compensation	250,000	-	250,000
Professional and consulting fees	87,671	-	87,671
Royalties	321,741	-	321,741
Marketing and advertising	84,013	-	84,013
Occupancy costs	107,118	-	107,118
Travel and entertainment	141,821	-	141,821
Other	272,155	-	272,155

Total operating expenses	1,264,519	-	1,264,519

Income (loss) from operations	430,502	(261,766)	168,736

Other income (expense):
Gain from settlement of debt	-	-	-
Income (expense) from derivative liability	7,429,979	-	7,429,979
Loss on conversion of debt	(3,178,010)	-	(3,178,010)
Interest expense	(70,649)	-	(70,649)
Amortization of debt discounts	(107,173)	-	(107,173)
Total other income (expense) - net	4,074,147	-	4,074,147
Net income (loss)	4,504,649	(261,766)	4,242,883

Net loss (income) attributable to noncontrolling interests in subsidiaries and variable interest entity	(404,770)	128,265	(276,505)

Net income (loss) attributable to Iconic Brands, Inc.	$4,099,879	$(133,501)	$3,966,378

Net income (loss) per common share:

Basic	0.00	-	0.00
Diluted	0.00	-	0.00

Weighted average common shares outstanding and to be issued to Escrow Agent:

Basic	1,311,739,126	-	1,311,739,126
Diluted	3,197,937,251	-	3,197,937,251

F-45

Iconic Brands, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years ended December 31, 2017 and 2016

The effect of the restatement adjustments on the Consolidated Statement of Cash Flows for the year ended December 31, 2017 follows:

	As Previously	Restatement
	Reported	Adjustments	As Restated
Operating Activities:
Net income (loss) attributable to Iconic Brands, Inc.	$4,099,879	$(133,501)	$3,966,378
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:

Net income (loss) attributable to noncontrolling interests in subsidiaries and variable interest entity	404,770	(128,265)	276,505
Expense (income) from derivative liability	(7,429,981)	-	(7,429,981)
Stock-based marketing expense	20,000	-	20,000
Amortization of debt discounts	107,173	-	107,173
Loss on conversion	3,178,010	-	3,178,010
Changes in operating assets and liabilities:		-
Accounts receivable	(134,709)	-	(134,709)
Inventory	(21,084)	-	(21,084)
Prepaid expenses	(5,000)	-	(5,000)
Accounts payable and accrued expenses	435,105	261,766	696,871
Accrued interest payable	19,867	-	19,867
Net cash used in operating activities	674,030	-	674,030

Financing Activities:
Proceeds from issuance of debt-net	341,837	-	341,837
Proceeds from sale of common stock and warrants	300,000	-	300,000
Loans payable to officer and affiliated entity	(80,651)	-	(80,651)
Net cash provided by financing activities	561,186	-	561,186
Increase (decrease) in cash and cash equivalents	1,235,216		1,235,216

Cash and cash equivalents, beginning of period	2,216	-	2,216

Cash and cash equivalents, end of period	$1,237,432	$-	$1,237,432

F-46